Exhibit 10.1

SENECA FOODS CORPORATION,

SENECA SNACK COMPANY,

and

GREEN VALLEY FOODS, LLC,

as Borrowers,

certain Subsidiaries of Borrowers as Guarantors,

LOAN AND SECURITY AGREEMENT

Dated as of December 23, 2024

$450,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent, and

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

BANK OF AMERICA, N.A.,

as Issuing Banks

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arranger

TD BANK, N.A.,

as Syndication Agent,

M&T BANK,

as Documentation Agent

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION.	1
1.1	Definitions	1
1.2	Accounting Terms	40
1.3	Uniform Commercial Code	40
1.4	Certain Matters of Construction	40
1.5	Division	41
1.6	Rates	41
SECTION 2.	THE REVOLVING CREDIT FACILITY.	41
2.1	Commitment	41
2.2	[Intentionally Omitted	45
2.3	Letter of Credit Facility	45
SECTION 3.	INTEREST, FEES AND CHARGES.	51
3.1	Interest	51
3.2	Fees	52
3.3	Computation of Interest, Fees, Yield Protection	53
3.4	Reimbursement Obligations	53
3.5	Special Provisions Applicable to Term SOFR	53
3.6	Benchmark Replacement Setting	54
3.7	Capital Requirements	55
3.8	Mitigation	56
3.9	Funding Losses	57
3.10	Maximum Interest	57
SECTION 4.	LOAN ADMINISTRATION.	57
4.1	Manner of Borrowing and Funding Loans	57
4.2	Defaulting Lenders	60
4.3	Number and Amount of Term SOFR Loans; Determination of Rate	62
4.4	Borrower Agent	62
4.5	One Obligation	62
4.6	Effect of Termination	62
SECTION 5.	PAYMENTS.	62
5.1	General Payment Provisions	62

i

(continued)

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5.2	Repayment of Loans	63
5.3	[Intentionally Omitted	63
5.4	Payment of Other Obligations	63
5.5	Marshaling; Payments Set Aside	63
5.6	Application and Allocation of Payments	63
5.7	Application of Payments	65
5.8	Loan Account; Account Stated	65
5.9	Taxes	65
5.10	Lender Tax Information	67
5.11	Nature and Extent of Each Borrower’s Liability	69
5.12	Payments by Borrowers; Presumptions by Agent	71
SECTION 6.	CONDITIONS PRECEDENT.	71
6.1	Conditions Precedent to Initial Loans	71
6.2	Conditions Precedent to All Credit Extensions	73
SECTION 7.	COLLATERAL.	73
7.1	Grant of Security Interest	73
7.2	Control Agreements; Cash Collateral	74
7.3	Certain Covenants	75
7.4	Certain After-Acquired Collateral	76
7.5	No Assumption of Liability	76
7.6	Further Assurances	77
SECTION 8.	COLLATERAL ADMINISTRATION.	77
8.1	Borrowing Base Certificates	77
8.2	Administration of Accounts	77
8.3	Administration of Inventory	78
8.4	Labeling Equipment	79
8.5	Administration of Deposit Accounts	79
8.6	General Provisions	79
8.7	Power of Attorney	80
SECTION 9.	REPRESENTATIONS AND WARRANTIES.	81
9.1	General Representations and Warranties	81
9.2	Complete Disclosure	87

(continued)

Page

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS.	87
10.1	Affirmative Covenants	87
10.2	Negative Covenants	93
10.3	Financial Covenants	98
SECTION 11.	GUARANTY.	98
11.1	Guaranty of Payment and Performance	98
11.2	The Guarantors’ Agreement to Pay Enforcement Costs, etc	99
11.3	Waivers by Guarantors; Agent’s and Secured Parties’ Freedom to Act	99
11.4	Unenforceability of Obligations Against Borrowers	100
11.5	Subrogation; Subordination	100
11.6	Termination; Reinstatement	100
11.7	Contribution	101
SECTION 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT.	101
12.1	Events of Default	101
12.2	Remedies upon Default	103
12.3	License	103
12.4	Setoff	104
12.5	Remedies Cumulative; No Waiver	104
SECTION 13.	AGENT.	105
13.1	Appointment and Authorization of Agent	104
13.2	Delegation of Duties	105
13.3	Liability of Agent	105
13.4	Reliance by Agent	106
13.5	Notice of Default or Event of Default	106
13.6	Credit Decision	106
13.7	Costs and Expenses; Indemnification	107
13.8	Agent in Individual Capacity	107
13.9	Successor Agent	108
13.10	Lender in Individual Capacity	108
13.11	Collateral Matters	109
13.12	Restrictions on Actions by Lenders; Sharing of Payments	110
13.13	Agency for Perfection	111

(continued)

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13.14	Payments by Agent to the Lenders	111
13.15	Concerning the Collateral and Related Loan Documents	111
13.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	111
13.17	Several Obligations; No Liability	112
13.18	Lead Arranger, Syndication Agent, and Documentation Agent	112
13.19	Certain ERISA Matters	113
SECTION 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS.	113
14.1	Successors and Assigns	113
14.2	Participations	114
14.3	Assignments	114
14.4	Replacement of Certain Lenders	115
SECTION 15.	MISCELLANEOUS.	115
15.1	Consents, Amendments and Waivers	115
15.2	Indemnity	117
15.3	Notices and Communications	117
15.4	Performance of Borrowers’ Obligations	118
15.5	Credit Inquiries	118
15.6	Severability	118
15.7	Cumulative Effect; Conflict of Terms	118
15.8	Counterparts	118
15.9	Entire Agreement	118
15.10	Relationship with Lenders	119
15.11	No Advisory or Fiduciary Responsibility	119
15.12	Confidentiality	119
15.13	GOVERNING LAW	120
15.14	CONSENT TO FORUM; BAIL-IN OF EEA FINANCIAL INSTITUTIONS	121
15.15	Acknowledge Regarding Supported QFCs	121
15.16	Waiver of Jury Trial; Other Waivers by Obligors	122
15.17	Patriot Act Notice	122
15.18	Effective Date	123
15.19	NO ORAL AGREEMENT	123

(continued)

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15.20	Erroneous Payments	123
15.21	Secured Bank Product Providers	125

v

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolver Note
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Assignment Notice
Exhibit D	Form of Joinder Agreement

Schedule 1.1(a)	Agent’s Account
Schedule 1.1(c)	Commitments of Lenders
Schedule 1.1(d)	Designated Account
Schedule 2	Existing Investments
Schedule 2.3.4	Existing Letters of Credit
Schedule 8.4	Labeling Equipment
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.7	Distributions
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1(c)	Existing Indebtedness
Schedule 10.2.2	Existing Liens
Schedule 10.2.16	Existing Affiliate Transactions
Schedule 10.2.17	Existing Plans
Schedule 10.2.21	Subsidiary Business

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of December 23, 2024, among SENECA FOODS CORPORATION, a New York corporation (the “Parent”), SENECA SNACK COMPANY, a Washington corporation (“Seneca Snack”), GREEN VALLEY FOODS, LLC, a Delaware limited liability company (“Green Valley”, and together with the Parent and Seneca Snack, collectively, the “Borrowers”), MARION FOODS, INC., a New York corporation (“Marion”), PORTLAND FOOD PRODUCTS COMPANY, an Oregon corporation (“Portland Food”), and GRAY & COMPANY, an Oregon corporation (“Gray”, and together with Marion, and Portland Food, collectively, the “Guarantors”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for the Secured Parties (“Agent”), as an Issuing Bank and as Lead Arranger, and the other Issuing Banks from time to time party hereto.

R E C I T A L S:

WHEREAS, the Borrowers have requested, and the Agent, Issuing Bank, and Lenders, have agreed to provide, a revolving credit facility to the Borrowers, on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrowers and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, the Guarantors expect to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Agent, each Issuing Bank, and the Lenders pursuant to this Agreement (which benefits are hereby acknowledged); and

WHEREAS, the Guarantors wish to jointly and severally guaranty the Borrowers’ obligations to the Lenders under or in respect of this Agreement as provided herein.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION.

1.1 Definitions.

As used herein, the following terms have the meanings set forth below:

“Account”: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor”: a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Account Party”: as defined in Section 2.3(h).

“Accounts Formula Amount”: 85% of the Value of Eligible Accounts (other than Eligible Investment Grade Accounts).

“Acquired Accounts”: Accounts owing to a Person that becomes a Borrowing Base Obligor after the Effective Date or acquired in a Permitted Acquisition or other acquisition; provided, however, that such Accounts shall cease to be Acquired Accounts upon the Agent’s receipt or completion of (a) a field examination of such Accounts and (b) such other customary due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Acquired Assets Formula Amount”: (a) 50% of the Value of Eligible Acquired Accounts plus (b) 50% of the Value of Eligible Acquired Inventory; provided, that the amount of all Eligible Acquired Accounts and Eligible Acquired Inventory shall not exceed $50,000,000 at any time.

“Acquired EBITDA”: with respect to any Acquired Entity or Business, the amount of EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”: as defined in the definition of EBITDA.

“Acquired Inventory”: Inventory owned by a Person that becomes a Borrowing Base Obligor after the Effective Date or Inventory acquired in a Permitted Acquisition or any other acquisition; provided, however, that such Inventory shall cease to be Acquired Inventory upon the Agent’s receipt or completion of (a) appraisals, from appraisers reasonably satisfactory to the Agent, of such Inventory, (b) a field examination of such Inventory, and (c) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Adjusted Availability”: the sum of (a) Availability, plus (b) the amount by which (i) the Borrowing Base exceeds (ii) the aggregate Commitments; provided that the amount in this clause (b) shall not exceed an amount equal to 2.50% of the aggregate Commitments as of the applicable date of determination and shall not be less than $0.

“Affected Financial Institution”: any EEA Financial Institution or UK Financial Institution.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Agent’s Account”: the Deposit Account of Agent identified on Schedule 1.1(a) to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent”: as defined in the preamble to this Agreement.

“Agent Indemnitees”: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Allocable Amount”: as defined in Section 5.11.3.

“Anti-Corruption Laws”: the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Borrower or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws”: the applicable laws or regulations in any jurisdiction in which any Borrower or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law”: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin”: with respect to any Type of Loan, the margin set forth below, as determined by the Adjusted Availability for the last Fiscal Quarter:

Level	Adjusted Availability (as a percentage of the Line Cap and as an average for Fiscal Quarter most recently ended)	Base Rate Loans	Term SOFR Loans
I	> 66%	0.25%	1.25%
II	In all other circumstances	0.50%	1.50%

Until receipt by Agent and Lenders of the financial statements and corresponding Compliance Certificate for the Fiscal Year ending March 31, 2025, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. Adjusted Availability shall be determined for such pricing grid based on the average daily Adjusted Availability for the most recently ended Fiscal Quarter for which a Compliance Certificate has been provided pursuant to Section 10.1.2. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt. Notwithstanding the foregoing, if the financial statements for any period are determined to have been inaccurate or such financial statements are restated, and Adjusted Availability would have been different for such period, and the interest rate accruing on the Loans would have been different, based on the accurate or restated financial statements, then the Applicable Margin for periods affected thereby shall be retroactively re-determined based on such accurate or restated financial statements and either the Borrowers shall pay on demand any additional interest that results from re-determination.

“Application Event”: the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Commitment Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 5.6.2 of this Agreement.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Asset Disposition”: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B or otherwise satisfactory to Agent.

“Availability”: the result of (a) the lesser of (i) the Commitments and (ii) the Borrowing Base minus (b) the Revolver Usage.

“Availability Reserve”: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) all accrued Royalties, whether or not then due and payable by a Borrowing Base Obligor; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) all outstanding payables of the Borrowing Base Obligors owing to farmers, growers, producers, sellers or other Persons supplying agricultural products, including without limitation, PACA Commodities, to the Borrowing Base Obligors to the extent such persons are entitled to (and have not waived or subordinated to the satisfaction of Agent) Liens, trusts or priority claims (whether pursuant to the California Producer’s Lien Law, PACA or otherwise); (g) the Dilution Reserve; (h) the Supply Chain Financing Reserve; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its discretion may elect to impose from time to time. Availability Reserve may include, but is not limited to, reserves relating to the amount of any accrued and unpaid wage claims, wage deficiencies or employee benefits due and owing to any Wisconsin employee of any Borrowing Base Obligor.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of Interest Period pursuant to Section 3.6.4.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product”: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; (d) Supply Chain Financings; and (e) other banking products or services as may be requested by any Borrower or Subsidiary, but expressly excluding any loan, operating lease or finance lease provided by a Lender or any of its Affiliates.

“Bank Product Debt”: Indebtedness and other obligations of an Obligor relating to Bank Products.

“Bank Product Reserve”: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations (other than Supply Chain Financings).

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Rate”: for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus 1% (provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable), and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan”: any Loan that bears interest based on the Base Rate.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6.1.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

“Beneficial Ownership Regulation”: 31 C.F.R. §1010.230

“Benefit Plan”: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Benefit Amount”: as defined in Section 11.7.

“Board of Governors”: the Board of Governors of the Federal Reserve System.

“Borrowed Money”: with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Lease Obligations; (c) all obligations with respect to letters of credit (including the aggregate amount available to be drawn thereunder and all reimbursement obligations in respect thereof); (d) guaranties of any Indebtedness of the foregoing types owing by another Person; and (e) Liens granted to secure any Indebtedness of the foregoing types owing by another Person.

“Borrower Agent”: as defined in Section 4.4.

“Borrower Materials”: as defined in Section 15.12.2.

“Borrowers”: as defined in the preamble to this Agreement.

“Borrowing”: a group of Loans of one Type that are made on the same day or are converted into or continued as Loans of one Type on the same day.

“Borrowing Base”: on any date of determination, an amount equal to the sum of (a) the Accounts Formula Amount, plus (b) the Investment Grade Accounts Formula Amount, plus (c) the Inventory Formula Amount, plus, (d) the Acquired Assets Formula Amount, minus (e) the Availability Reserve.

“Borrowing Base Certificate”: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

“Borrowing Base Obligor”: (a) each Borrower and (b) each Guarantor as to whose assets have satisfied the requirements set forth in Section 10.1.1(b) to be included in the Borrowing Base and as to which under each of clauses (a) and (b) Agent shall have received an opinion in form and substance satisfactory to Agent. As of the Effective Date, the Borrowing Base Obligors are the Parent, Seneca Snack, Green Valley, Marion, Portland Food, and Gray.

“Business Day”: any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“California Producer’s Lien Law”: §55631, et seq. of the California Food and Agricultural Code, as amended.

“Capital Expenditures”: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, in each case that would be required to be capitalized in accordance with GAAP (excluding any Delayed Lease Financing).

“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

“Cash Collateral Account”: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

“Cash Collateralize”: the delivery of cash to Agent (pursuant to documentation reasonably satisfactory to Agent), as security for the payment of Obligations, in an amount equal to (a) with respect to the Letter of Credit Usage, 103% of the Letter of Credit Usage, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents”: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Wells Fargo or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Wells Fargo or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000.

“Cash Management Services”: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Casualty Event”: with respect to any Property (including any interest in Property) of any Person or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such Property for which any such Person or Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law”: the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a Change in Law regardless of the date enacted, adopted or issued.

“Change of Control”: an event or series of events by which (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding Equity Interests of Parent, (b) during any period of twelve consecutive calendar months, individuals who were directors of Parent on the first day of such period (together with any new director whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of Parent, or (c) the shareholders or directors of any Borrower shall have approved (i) any merger or consolidation in which such Borrower is not the surviving or continuing corporation or pursuant to which shares of such Borrower’s stock would be converted into cash, securities or other property, other than a merger of such Borrower in which shareholders immediately prior to the merger continue to be the beneficial owners of voting securities sufficient to maintain voting control of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Borrower, unless to another Borrower, or (iii) any plan of liquidation or dissolution of such Borrower, unless permitted by this Agreement.

“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all Property described in Section 7.1, all Property described in any Security Document as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the Collateral include, or the security interest and Lien granted herein attach to, any asset in respect of which granting a Lien to the Agent is prohibited by Applicable Law (the “Excluded Property”), other than to the extent that such prohibition would be rendered ineffective pursuant to the UCC or any other Applicable Law; provided, that, the “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any Excluded Property (unless such proceeds, products, substitutions or replacements would themselves otherwise constitute Excluded Property); provided, further, that, if any Excluded Property would have otherwise constituted Collateral ceases to be Excluded Property, such property shall automatically be deemed Collateral at all times from and after such time.

“Collection Account”: a Deposit Account of an Obligor which is used exclusively for deposits of Payment Items and not as a disbursement or operating account upon which checks or other drafts may be drawn.

“Commitment”: for any Lender, its obligation to make Loans and to participate in the Letter of Credit Usage during each Commitment Decrease Period up to the maximum principal amount shown on Schedule 1.1(c) for such period and during each Commitment Increase Period up to the maximum principal amount shown on Schedule 1.1(c) for such period, in each case, as may hereafter be modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party. “Commitments” means the aggregate amount of such Commitments of all Lenders, which, as of the Effective Date, is $400,000,000 for each Commitment Decrease Period and $450,000,000 for each Commitment Increase Period.

“Commitment Decrease Period”: the period commencing April 1 and ending on (and including) July 31 of each Fiscal Year.

“Commitment Increase Period”: the period commencing August 1 and ending on (and including) March 31 of each Fiscal Year.

“Commitment Termination Date”: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 12.2.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate”: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the applicable Level for the Applicable Margin.

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.9, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Contingent Obligation”: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Covered Entity”: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

“CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended.

“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate”: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

“Defaulting Lender”: any Lender that (a) has failed to comply with its funding obligations (including, without limitation, to pay any amount required to be paid by it hereunder to Agent, Issuing Bank, or any Lender), and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements; and provided further, that a Lender shall not be deemed to be a Defaulting Lender under clauses (a), (b) or (c) if it has notified Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.

“Defaulting Lender Rate”: (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Loans that are Base Rate Loans (inclusive of the Applicable Margin).

“Delayed Lease Financing”: Liabilities incurred or expenditures made by the Borrowers or any of their Subsidiaries in connection with the acquisition of fixed assets to the extent funded with the proceeds received in connection with the lease financing of such asset (pursuant to which a Borrower or such Subsidiary is the lessee) within 365 days of the incurrence of such liability or the making of such expenditure.

“Deposit Account Control Agreements”: the Deposit Account control agreements, in form and substance satisfactory to Agent, duly executed and delivered by each institution maintaining a Deposit Account for an Obligor, the applicable Obligor, and Agent, for the benefit of Secured Parties, as security for the Obligations.

“Designated Account”: the Deposit Account of Borrower Agent identified on Schedule 1.1(d) to this Agreement (or such other Deposit Account of Borrower Agent located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank”: as defined in Schedule 1.1(d) (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution Reserve”: a reserve established by Agent to reflect dilution with respect to the Accounts, as determined by Agent in its discretion, equal to the product of (a) the Eligible Accounts at such time and (b) the excess, if any, of (i) the percentage obtained by dividing (A) the aggregate amount of non-cash reductions in Accounts of Borrowing Base Obligors for a period, as determined by Agent in its discretion, preceding such time by (B) the total net sales of Borrowing Base Obligors for such period over (ii) 5.00%.

“Distribution”: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Indebtedness to a holder of Equity Interests which is either a Senior Officer of a Borrower or any Subsidiary or the holder (together with any family member or Affiliate) of 5% or more of any class of Equity Interests of the Parent; any purchase, repurchase, redemption, or other acquisition or retirement for value of any Equity Interest; any pension plan contribution or similar payment.

“Dollars”: lawful money of the United States.

“Drawing Document”: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Dundee”: Dundee Insurance Company, Inc., a Utah corporation and wholly-owned Subsidiary of Parent, the sole business of Dundee Insurance Company, Inc. being the providing of insurance to Parent and its Subsidiaries.

“Dundee Investments”: Investments made by Parent in Dundee from time to time in an aggregate amount not to exceed $25,000,000 in any fiscal year.

“EBITDA”: determined on a consolidated basis for Borrowers and Subsidiaries, (a) net income, plus (b) to the extent deducted in calculating net income, without duplication, (i) income taxes, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) other non-recurring extraordinary or unusual non-cash charges, minus (c) to the extent such items were added in calculating net income, (i) extraordinary or unusual gains, (ii) gains from any Casualty Event, Asset Disposition (except for a sale of Inventory in the Ordinary Course of Business) or discontinued operations, and (iii) gains arising from the write-up of assets during such period; provided, that solely for purposes of calculating the Fixed Charge Coverage Ratio for purposes of determining the Applicable Margin, EBITDA shall be calculated to exclude the impact of non-cash purchase accounting adjustments to inventory;

provided, that, (A) there shall be included in determining EBITDA for any period, without duplication, and subject to each of the applicable limitations set forth above, the Acquired EBITDA of any Person, property, business or asset acquired by any Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by such Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), including the commencement of activities constituting such business (provided, that, the calculation of Acquired EBITDA shall be reasonably acceptable to the Agent and factually supported by the financial statements (which, in the discretion of Agent, may be unaudited) of such Acquired Entity or Business, as determined by Agent in its discretion), and (B) there shall be excluded in determining EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“EEA Financial Institution”: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: as defined in Section 6.1.

“Eligible Account”: an Account owing to a Borrowing Base Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 25% (or, in the case of Accounts owing by Walmart and its Affiliates, 30%) of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), but only to the extent in excess of such percentage;

(d) it does not conform with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to an asserted or exercised offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or is a Sanctioned Person or Sanctioned Entity; or a Borrowing Base Obligor is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside (i) Japan (in an aggregate amount of all Eligible Accounts included in the Accounts Formula Amount (after the application of the advance rate in such definition) from Account Debtors organized or having its principal offices or assets in Japan not to exceed $1,000,000, such Accounts are referenced as the “Permitted Japanese Accounts”), provided, that Agent may, in its discretion and as a condition to such Permitted Japanese Accounts remaining Eligible Accounts (to the extent all other conditions are met), require that the Borrowing Base Obligors provide local law security documentation in respect of such Permitted Japanese Accounts to ensure that Agent has a duly perfected and/or enforceable Lien under the Applicable Laws of Japan, (ii) the United States or (iii) Canada, unless the Account is supported by a letter of credit issued or confirmed by a bank acceptable to the Agent or by credit insurance, in each case in form and substance satisfactory to the Agent and as to which letter of credit the Agent has a security interest perfected by control;

(h) it is owing by a Governmental Authority (other than the United States Department of Agriculture in an aggregate amount of all Eligible Accounts included in the Accounts Formula Amount (after the application of the advance rate in such definition) from the United States Department of Agriculture not to exceed $10,000,000, such Accounts are referenced as the “Permitted USDA Accounts”), unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act, provided, that Agent may, in its discretion and as a condition to such Permitted USDA Accounts remaining Eligible Accounts (to the extent all other conditions are met), require that the Borrowing Base Obligors assign such Accounts to Agent in compliance with the federal Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien, other than (x) exclusive of PACA Commodities, a Permitted Lien, and (y) with respect to PACA Commodities, a Lien permitted under Section 10.2.2(c);

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended or the Account Debtor has made a partial payment;

(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(p) the Account Debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided that Accounts which would be Eligible Accounts but for the terms of this clause (p) shall nonetheless be deemed to be Eligible Accounts if the Borrowing Base Obligor that owns such Account has filed a “Business Activity Report” (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Account was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report);

(q) the Account is owed by an Account Debtor that has a pending PACA Claim being asserted against any Borrowing Base Obligor or any Subsidiary at the time that the Eligible Accounts are being determined;

(r) it constitutes an Acquired Account; or

(s) it is an Account of an Account Debtor any of the Accounts of which are subject to a Supply Chain Financing.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

“Eligible Acquired Account”: an Acquired Account owing to a Borrowing Base Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its discretion, to be an Eligible Acquired Account. Without limiting the foregoing, no Account shall be an Eligible Acquired Account if:

(a) it does not constitute an Eligible Account (other than by virtue of the application of clause (r) of the definition of Eligible Accounts); or

(b) 90 days have elapsed since such Account was acquired by such Borrowing Base Obligor.

“Eligible Acquired Inventory”: Acquired Inventory owing to a Borrowing Base Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its discretion, to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Acquired Inventory if:

(a) it does not constitute Eligible Inventory (other than by virtue of the application of clause (o) of the definition of Eligible Inventory); or

(b) 90 days have elapsed since such Inventory was acquired by such Borrowing Base Obligor.

“Eligible Assignee”: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; or (c) during any Event of Default, any Person acceptable to Agent in its discretion, not to be unreasonably withheld or delayed.

“Eligible Inventory”: Inventory owned by a Borrowing Base Obligor that Agent, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:

(a) is finished goods, “brite” goods (finished goods which have not been labeled), semi-finished frozen goods or can, can stock and plastic container raw materials, and not work-in-process (other than “brite” goods and semi-finished frozen goods);

(b) is not held on consignment, nor subject to any deposit or down payment;

(c) is in good and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;

(d) is not slow-moving (i.e., older than two pack seasons), obsolete or unmerchantable, and does not constitute returned or repossessed goods, unless such goods are suitable for resale;

(e) meets all standards imposed by any Governmental Authority, has not been acquired from Sanctioned Person or Sanctioned Entity, and does not constitute hazardous materials under any Environmental Law;

(f) conforms with the covenants and representations herein;

(g) is subject to Agent’s duly perfected, first priority Lien;

(h) is within the continental United States or Canada, is not in transit except between locations of Borrowing Base Obligors, and is not consigned to any Person;

(i) is not subject to any warehouse receipt or negotiable Document;

(j) is not subject to any License or other arrangement that restricts such Borrowing Base Obligor’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver (other than in respect of Excluded License Agreements);

(k) (i) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established, (ii) is not located at a facility owned by a Borrowing Base Obligor subject to a mortgage unless the mortgagee of such Real Estate shall have entered into a Mortgagee Consent, or (iii) is located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder, or other Person, or is located at a facility owned by a Borrowing Base Obligor but subject to a mortgage and for which a Lien Waiver or Mortgagee Consent, as applicable, has not been obtained, provided that the amount of Inventory that may be Eligible Inventory under this clause (iii) of this clause (k) will not at any time exceed 10% of all Inventory of the Borrowing Base Obligors in the aggregate, subject to the maintenance of Rent and Charges Reserves with respect thereto, it being understood, however, that the Agent anticipates, without limiting the generality of the Agent’s discretion with respect to the maintenance of additional Rent and Charges Reserves, that the Rent and Charges Reserves will include an amount equal to the amount of rent, mortgage payments, fees and equivalent amounts that are payable by the Borrowing Base Obligors for a period of 90 days with respect to any location (A) referenced in this clause (iii) of this clause (k) and (B) for which the landlord, warehouseman, mortgagee, or other Person with respect thereto has not waived or subordinated any rights it may have in the Collateral to the rights of the Agent;

(l) has not been sold to any Borrowing Base Obligor;

(m) was not purchased from a Person that has a pending PACA Claim asserted against a Borrowing Base Obligor or any Subsidiary at the time that the Eligible Inventory is being determined;

(n) is not subject to a Lien in favor of a seller of farm products or a secured creditor of a seller of farm products pursuant to the Food Security Act; and

(o) it does not constitute Acquired Inventory.

“Eligible Investment Grade Accounts”: Eligible Accounts as to which the Account Debtor has a long-term issuer rating of (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s.

“Enforcement Action”: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

“Environmental Laws”: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Notice”: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release”: a release as defined in CERCLA or under any other Environmental Law.

“Equipment Access Agreement”: an agreement, in form and substance satisfactory to Agent, pursuant to which the Agent is granted access to and use of any Labeling Equipment (a) which is leased by a Borrower or a Subsidiary, or (b) which is subject to a Lien permitted by Section 10.2.2(j).

“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“Event of Default”: as defined in Section 12.

“Excluded Account”: each (a) Deposit Account used exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of any Obligor’s employees, (b) a Deposit Account containing not more than $50,000 at any time so long as the aggregate balance maintained in all such Deposit Accounts under this clause (b) does not exceed $750,000 at any time, or (c) Supply Chain Financing Deposit Account.

“Excluded License Agreements”: contracts pursuant to which (a) an Obligor agrees to manufacture food products for the counterparty to such contracts for sale by such counterparty in stores operated by such counterparty, and (b) the cans or other containers in which such food products are delivered by the applicable Obligor is labeled with a name exclusively used by such counterparty and its Affiliates for selling their house brands of food products.

“Excluded Swap Obligation”: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

“Excluded Tax”: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 14.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

“Existing Letters of Credit” means each Letter of Credit described on Schedule 2.3.4 to this Agreement.

“Extraordinary Expenses”: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“FATCA”: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”: for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter”: the fee letter agreement dated as of the Effective Date between Agent and Parent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“FILO Credit Facility”: as defined in Section 2.1.8.

“FILO Credit Facility Amendment”: as defined in Section 2.1.8.

“FILO Lenders”: as defined in Section 2.1.8.

“Financial Affiliate”: a Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

“Fiscal Quarter”: each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year”: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on March 31st of each year.

“Fixed Charge Coverage Ratio”: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA (determined on a first-in, first-out method of accounting inventory) minus Capital Expenditures made (except (x) those financed with Borrowed Money other than Loans, (y) those made solely with the proceeds of insurance to repair, rebuild or replace the asset as to which the insurance proceeds were received, and (z) any unfunded Capital Expenditures incurred to pay the purchase price of any Permitted Acquisitions), cash taxes paid and Distributions made (exclusive of Distributions made consisting of repurchases of the Equity Interests of Parent to the extent the amount of such repurchase has been deducted in calculating net income when determining EBITDA), to (b) Fixed Charges.

“Fixed Charges”: the sum of interest expense (other than payment-in-kind) and regularly scheduled principal payments made on Indebtedness, but excluding any such principal payments made to the extent refinanced with other Indebtedness and excluding the one-time “bullet” principal payment due on the repayment date of the Term Loan A-1.

“Floor”: a rate of interest equal to 0.00%.

“Funds Flow Agreement”: a flow of funds agreement dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers.

“FLSA”: the Fair Labor Standards Act of 1938.

“Food Security Act”: The Food Security Act of 1985, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“Foreign Subsidiary”: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

“FRBNY”: Federal Reserve Bank of New York.

“Full Payment”: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are in respect of Letters of Credit or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent and Issuing Bank, each in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“GAAP”: generally accepted accounting principles in effect in the United States from time to time.

“GAAP Subsidiary”: any entity which, in accordance with GAAP, has its accounts consolidated with the Borrowers’ accounts.

“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority”: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

“Gray”: as defined in the preamble to this Agreement.

“Green Valley”: as defined in the preamble to this Agreement.

“Guarantor Payment”: as defined in Section 5.11.3.

“Guarantors”: as defined in the preamble to this Agreement, including each other Person who guarantees payment or performance of any Obligations by executing and delivering to Agent a Joinder Agreement in accordance with Section 10.1.9.

“Guaranty”: the guarantee by the Guarantors of the Obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to Section 11 hereof.

“Indebtedness”: As applied to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and any earnouts, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (e) every obligation of such Person under any Lease Obligation, (f) every obligation of such Person under any synthetic lease, (g) every obligation of such Person in respect of sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively, “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Equity Interests issued by such Person or any rights measured by the value of such Equity Interests, (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”), including without limitation Swaps, (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and (k) every Contingent Obligation with respect to Indebtedness of any other Person.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (v) any Lease Obligation shall be the principal component of the aggregate of the rentals obligation under the lease in question payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Wells Fargo Indemnitees.

“Individual Letter of Credit Sublimit”: with respect to each Issuing Bank, the amount set forth for such Issuing Bank’s Individual Letter of Credit Sublimit on Schedule 1.1(c), in each case, as may hereafter be modified pursuant to this Agreement.

“Ineligible Securities”: Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property”: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, brand names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Interest Payment Date”: (a) for each Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three-month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

“Interest Period”: as defined in Section 3.1.3.

“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a business of a Borrower or any of its Subsidiaries (but excluding Equipment).

“Inventory Formula Amount”: at all (a) times during each Seasonal Increase Period, 90% of the NOLV Percentage of the Value of Eligible Inventory, and (b) at all other times, 85% of the NOLV Percentage of the Value of Eligible Inventory.

“Inventory Reserve”: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Accounts Formula Amount”: 90% of the Value of Eligible Accounts that are Eligible Investment Grade Accounts.

“IRS”: the United States Internal Revenue Service.

“ISP”: with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the applicable Issuing Bank for use.

“Issuer Document”: with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank”: Wells Fargo, Bank of America, N.A., or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.3 of this Agreement, and Issuing Bank shall be a Lender.

“Issuing Bank Indemnitees”: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“Joinder Agreement”: as defined in Section 10.1.9.

“Labeling Equipment”: any owned or leased Equipment used to put labels on goods.

“Labeling Facility”: any facility of a Borrowing Base Obligor located at: Janesville, Wisconsin; Geneva, New York; Glencoe, Minnesota; Rochester, Minnesota; Ripon, Wisconsin; or Montgomery, Minnesota.

“Lease Obligation”: an obligation under an operating lease or a finance lease, as those terms are defined in GAAP.

“Lender Group Expenses”: all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Obligor or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent, Issuing Bank, or the Lenders, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the transactions with each Obligor and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Obligor or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Obligor, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by Agent, Issuing Bank, or the Lenders to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 10.1.1(b) of this Agreement, (h) Agent’s, Issuing Bank’s, and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Agent’s, Issuing Bank’s, or any Lender’s relationship with any Obligor or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s, Issuing Bank’s, and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligor or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.

“Lender Indemnitees”: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

“Lenders”: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lending Office”: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

“Letter of Credit”: a letter of credit (as that term is defined in the UCC) issued by an Issuing Bank.

“Letter of Credit Disbursement”: a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure”: as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.3(e) on such date.

“Letter of Credit Fee”: as defined in Section 3.2.2.

“Letter of Credit Indemnified Costs”: as defined in Section 2.3(f).

“Letter of Credit Related Person”: as defined in Section 2.3(f).

“Letter of Credit Sublimit”: $50,000,000.

“Letter of Credit Usage”: as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Loan.

“License”: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor”: any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien”: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

“Lien Waiver”: an agreement, in form and substance satisfactory to Agent, by which, among other matters addressed therein, (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Line Cap”: as of any date of determination, the lesser of (a) the Commitments and (b) the Borrowing Base.

“Loan”: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

“Loan Account”: the loan account established by each Lender on its books pursuant to Section 5.8.

“Loan Documents”: this Agreement, Other Agreements and Security Documents.

“Loan Manager Side Letter”: any letter agreement between the Borrowers and Wells Fargo regarding the terms under which Wells Fargo will provide services to the Borrowers in respect of Wells Fargo’s proprietary automated loan management program.

“Loan Year”: each 12 month period commencing on the Effective Date and on each anniversary of the Effective Date.

“Margin Stock”: as defined in Regulation U of the Board of Governors.

“Marion”: as defined in the preamble to this Agreement.

“Material Adverse Effect”: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent, Issuing Bank, or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract”: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Indebtedness in an aggregate amount of $20,000,000 or more.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgagee Consents”: with respect to any Real Estate and any assets of an Obligor which are located at Real Estate owned by an Obligor and subject to a mortgage, a letter, certificate or other instrument in writing from the mortgagee on a form approved by Agent or otherwise in form and substance acceptable to Agent.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds”: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“NOLV Percentage”: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowing Base Obligors’ Inventory performed by an appraiser and on terms satisfactory to Agent.

“Notes”: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

“Notice of Borrowing”: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form satisfactory to Agent.

“Notice of Conversion/Continuation”: notice by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in form satisfactory to Agent.

“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) Letter of Credit Usage and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, costs, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents or Secured Bank Product Agreements, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance, of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor”: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

“OFAC”: Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business”: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, articles of organization, certificate of partnership, certificate of formation, bylaws, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA”: the Occupational Safety and Hazard Act of 1970.

“Other Agreement”: each Note; Guaranty; Issuer Document; Letter of Credit; Fee Letter; Lien Waiver; Equipment Access Agreement; Loan Manager Side Letter; subordination agreement; intercreditor agreement; Borrowing Base Certificate, Compliance Certificate, Borrower Material, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent, Issuing Bank, or a Lender in connection with any transactions relating hereto (but specifically excluding Secured Bank Product Agreements).

“Other Connection Taxes”: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).

“Overadvance”: as of any date of determination, the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.3 of this Agreement.

“Overadvance Loan”: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“PACA”: The Perishable Agricultural Commodities Act (7 USC §§ 499a et seq.) as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“PACA Commodities”: as defined in Section 10.1.11(a).

“PACA Claim”: with respect to any Person, any right or claim of or for the benefit of such Person under PACA or any similar law enacted by any other state or jurisdiction including, without limitation, any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.

“Parent”: as defined in the preamble to this Agreement.

“Participant”: as defined in Section 14.2.

“Patent Security Agreement”: each patent security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in patents, applications therefor, or rights related thereto and described in such agreement, as security for the Obligations, in form and substance satisfactory to Agent.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item”: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Funding Rules”: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan”: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition”: the acquisition of any assets (out of the Ordinary Course of Business) or any Person, business or division by any Borrower or Guarantor, provided that each of the following conditions is met with respect to any such acquisition:

(a) such Borrower or Guarantor shall have delivered to Agent a statement certified by the principal financial or accounting officer of the Parent to the effect that (i) no Default or Event of Default exists, (ii) the Fixed Charge Coverage Ratio (calculated on a pro forma basis determined in a manner acceptable to Agent) after giving effect to such acquisition is not less than 1.0 to 1.0 (such statement to be accompanied by computations, in reasonable detail, evidencing such Fixed Charge Coverage Ratio) and (iii) Availability (calculated on a pro forma basis determined in a manner acceptable to Agent) is not less than 12.5% of the Line Cap, both before and after giving effect to such acquisition; provided that with respect to any acquisition, if pro forma Availability for each of the 30 days immediately prior to such acquisition is not less than 15% of the Line Cap after giving effect to such acquisition as if such acquisition had been consummated at the beginning of such 30 day period, then clause (a)(ii) above shall not be applicable;

(b) the consideration for such acquisition shall not include the assumption of Indebtedness by such Borrower or Guarantor, other than Indebtedness which is permitted pursuant to Section 10.2.1;

(c) if such acquisition is an acquisition of a Person, such acquisition shall have been approved by the board of directors (or other managing board) and shareholders or members, if applicable, of the Person so acquired or of the holders of the Equity Interests of the Person so acquired;

(d) not less than ten (10) Business Days prior to the closing of such acquisition, such Borrower or Guarantor shall notify Agent of the terms thereof and shall provide to Agent such information and documents as may be deemed by Agent to be necessary in order for Agent to determine if the acquisition is a Permitted Acquisition; and

(e) either (i) such acquisition is the acquisition of assets only for use in the same line of business as (or a line of business substantially similar or complementary to) the line of business of the Borrowers and such assets, immediately upon the consummation of such acquisition, become Collateral pursuant to the Security Documents, and the Agent shall, concurrently with the closing of the acquisition have (or, to the extent not included in the provisions of Section 7.1, be granted), for the benefit of Secured Parties, a perfected, first priority security interest in such assets (subject only to Permitted Liens) or (ii) such acquisition involves the purchase of the Equity Interests of a Person and each of the following conditions is met:

(A) such acquisition is the acquisition of one hundred percent (100%) of each of the Equity Interests and voting securities of such Person;

(B) such Person is either in the same line of business (or a substantially similar line of business) as the Borrowers; and

(C) no later than the date required by Section 10.1.9 with respect to the delivery of a Joinder Agreement by such Person, such Borrower or Guarantor shall (1) pledge the Equity Interests of such Person to Agent, for the benefit of Secured Parties, pursuant to a Pledge Agreement (or shall execute a separate pledge agreement in form and substance reasonably satisfactory to the Agent) or shall execute an amendment to a Pledge Agreement (or shall execute an amendment to a separate pledge agreement in form and substance reasonably satisfactory to the Agent) as requested by Agent to effectuate such pledge, (2) cause such acquired Person to guaranty all of the Obligations hereunder by executing and delivering a Joinder Agreement in accordance with Section 10.1.9, (3) cause such acquired Person to take all steps as may be necessary or advisable in the reasonable opinion of Agent to grant to Agent, as applicable, for the benefit of Secured Parties, a first priority, perfected security interest in all of its assets which would be deemed Collateral pursuant to the Security Documents (except that there may exist Liens thereon permitted by Section 10.2.2 hereof) as collateral security for such guaranty, pursuant to security documents, pledges and other documents in form and substance reasonably satisfactory to Agent, as applicable, each of which documents shall be Security Documents hereunder, and (4) cause such Person to deliver to the Lenders and Agent (x) evidence of proper or similar corporate authorization and (y) legal opinions with respect to each of the matters and documents set forth in this clause (including, without limitation, a local counsel legal opinion, if applicable) (C), in each case, in form and substance reasonably satisfactory to Agent.

“Permitted Asset Disposition”: as long as no Default or Event of Default exists and, to the extent required by Section 5.2, all Net Proceeds of Collateral are remitted to Agent to be applied to the Obligations, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (c) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, if such termination could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (d) the non-exclusive licensing of Intellectual Property in the Ordinary Course of Business; (e) other Asset Dispositions having a net book value on the Borrowers’ books and records not in excess of $25,000,000 in the aggregate in any Fiscal Year and $75,000,000 in the aggregate from and after the Effective Date so long as each such Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged; (f) a Delayed Lease Financing; (g) the sale, conveyance, or transfer of, or granting of a security interest in, Receivables Assets to a Lender or an Affiliate thereof pursuant to a Supply Chain Financing; or (h) approved in writing by Agent and Required Lenders.

“Permitted Contingent Obligations”: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Effective Date and described on Schedule 10.2.1(c), and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of assets permitted hereunder; or (f) arising under the Loan Documents.

“Permitted Discretion”: a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Lien”: as defined in Section 10.2.2.

“Person”: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

“Platform”: as defined in Section 15.12.2.

“Pledge Agreement”: each pledge agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on the Equity Interests held by such Obligor in an entity, as security for the Obligations, in form and substance satisfactory to Agent.

“Portland Food”: as defined in the preamble to this Agreement.

“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and Letter of Credit Exposure by the aggregate amount of all outstanding Loans and Letter of Credit Exposure or, if all Loans and Letter of Credit Usage have been paid in full and/or Cash Collateralized, by dividing the remaining Obligations of such Lender and its Affiliates by the aggregate remaining Obligations.

“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances”: as defined in Section 2.1.6.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Purchase Money Debt”: (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Indebtedness (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Indebtedness and constituting a Lease Obligation or a purchase money security interest under the UCC.

“Qualified ECP”: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Receivables Assets”: means (a) each Account sold, conveyed, or otherwise transferred, or over which a security interest has been granted, pursuant to any Supply Chain Financing, (b) all rights associated with such Account, including all proceeds of such Account, (c) all rights arising under any underlying contract or purchase order which gave rise to such Account, (d) all monetary and performance guarantees (of any Person which is not an Affiliate of a Borrower) guaranteeing such Account, (e) all rights to replevin of the Goods sold in the creation of such Account, (f) all returned Goods (to the extent constituting the Goods sold in the creation of such Account), (e) all collateral securing such Account, and (f) all supporting obligations relating to such Account, in each case, which are customarily sold, conveyed, or otherwise transferred, or over which a security interest is granted, in connection with a Supply Chain Financing.

“Receivables Undertakings”: means (a) the obligations of the originator or seller of Receivables Assets sold, conveyed, or otherwise transferred, or over which a security interest has been granted, pursuant to such Supply Chain Financing to repurchase such Receivables Assets in the case of any breach of representation or warranty made in connection with such sale, conveyance, or transfer; (b) the obligations of the applicable Obligor to cause the seller thereof to comply with the terms and conditions of the documents evidencing such Supply Chain Financing; (c) Indebtedness of such Obligor arising solely as a result of the recharacterization of any of the transactions comprising a Supply Chain Financing as a secured financing (so long as such Indebtedness does not exceed the face amount of the Accounts which are the subject of such recharacterization, plus customary interest, fees, indemnities, and reimbursements relating thereto); and (d) such other obligations and undertakings customarily entered into, made, or undertaken in connection with a Supply Chain Financing.

“Recipient”: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

“Refinancing Conditions”: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced; (b) it has a final stated maturity and average weighted maturity, in each case, no sooner than the Indebtedness being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (d) no additional Lien is granted to secure it; (e) no additional Person is obligated on such Indebtedness; (f) upon giving effect to it, no Default or Event of Default exists; and (g) it is not on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders.

“Refinancing Debt”: Borrowed Money that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 10.2.1(b), (c) or (e).

“Relevant Governmental Body”: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

“Rent and Charges Reserve”: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, mortgagee, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent, the amount of payments due under the applicable mortgage and other charges that could be payable to any such Person, unless it has executed a Lien Waiver or Mortgagee Consent, as applicable.

“Report”: as defined in Section 13.6.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders”: Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate Revolver Usage or, upon Full Payment, the aggregate remaining Obligations; provided, however, that (i) Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restrictive Agreement”: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to repay Indebtedness, to declare or make Distributions by a Subsidiary of an Obligor to such Obligor, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

“Restricted Investment”: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Effective Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.6; (d) Permitted Acquisitions; (e) Investments existing on the Effective Date and listed on Schedule 2; (f) Investments consisting of promissory notes received as proceeds of Permitted Asset Dispositions; (g) other Investments in an aggregate amount not in excess of $2,000,000; (h) Investments by the Borrowers in Subsidiaries that have guarantied the Obligations and otherwise complied with the provisions of Section 10.1.9; (i) Investments by a Borrower in another Borrower; (j) Dundee Investments; and (k) Investments with respect to Indebtedness permitted by Section 10.2.1(h) so long as the Person in which such Investments are made remains a Borrower; provided, however, that, with the exception of loans and advances referred to in Section 10.2.6(a) and clause (h) above, such Investments will be considered Investments permitted hereunder only if all actions have been taken to the satisfaction of Agent to provide to Agent, for the benefit of Secured Parties, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

“Revolver Note”: a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A, in the amount of such Lender’s Commitment.

“Revolver Usage”: the sum of (a) the aggregate amount of outstanding Loans plus (b) the Letter of Credit Usage.

“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by a Borrowing Base Obligor under a License, including, without limitation, all reserves that Agent from time to time may establish for Inventory with labels bearing trademarks or trade names licensed by any Borrowing Base Obligor from Societe des Produits Nestlé, S.A., or from similar third parties, in an amount determined by Agent to be sufficient to make any required royalty payments owing by Borrowing Base Obligors with respect to such Inventory necessary to sell or dispose of the Inventory in a commercially reasonable manner.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sanctioned Entity”: (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person”: at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanction”: individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over Agent, Issuing Bank, any Lender, or any Obligor or any of their respective Subsidiaries or Affiliates.

“Seasonal Increase Period”: the 120-day period occurring each Fiscal Year commencing on February 1 of such Fiscal Year and ending 120 days thereafter; provided, that while a FILO Credit Facility exists hereunder, no Seasonal Increase Period shall exist.

“Secured Bank Product Agreement”: each agreement entered into from time to time by any Obligor with a Secured Bank Product Provider in connection with the obtaining of any Secured Bank Product Obligations.

“Secured Bank Product Obligations”: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Wells Fargo and its Affiliates) specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve or a Supply Chain Financing Reserve, as applicable, for such amount and all other Secured Bank Product Obligations; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider”: (a) Wells Fargo or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of ten days after the Effective Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Effective Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by the provisions of this Agreement applicable to Secured Bank Product Providers.

“Secured Parties”: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

“Securities Account Control Agreement”: the Securities Account control agreements, in form and substance satisfactory to Agent, duly executed and delivered by each institution maintaining a Securities Account for an Obligor, the applicable Obligor, and Agent, for the benefit of Secured Parties, as security for the Obligations.

“Security Documents”: the Pledge Agreements, the Patent Security Agreements, the Trademark Security Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Seneca Snack”: as defined in the preamble to this Agreement.

“Senior Officer”: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor; provided, that such individual has been authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Settlement Report”: a report summarizing Loans and participations in the Letter of Credit Usage outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Option”: the option of Borrowers to have interest on the Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a Term SOFR Loan, or upon continuation of a Term SOFR Loan to a Term SOFR Loan) at a rate of interest based upon Term SOFR.

“Sold Entity or Business”: as defined in the definition of EBITDA.

“Solvent”: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Event of Default”: any Event of Default described in any of Section 12.1(a), Section 12.1(c) (but only with respect to any Event of Default occurring as a result of a breach of Section 8.1, Section 8.2.4, Section 10.1.2(a), (b), or (c), or Section 10.3), Section 12.1(j).

“Specified Obligor”: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

“Standard Letter of Credit Practice”: for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Debt”: Indebtedness incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

“Subsidiary”: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests); provided that for purposes of this Agreement and the other Loan Documents, Dundee will not be deemed a Subsidiary.

“Supply Chain Financing”: any supply chain financing arrangement provided to any Obligor by a Lender or any of its Affiliates; provided, that (a) such financing arrangement is non-recourse to any Obligor or Subsidiary, other than the Receivables Undertakings; (b) all payments made pursuant to the terms of such financing arrangement by such Lender or Affiliate to such Obligor are deposited into a Collections Account; (c) Agent shall have received the agreements, instruments, and documents relating to such Supply Chain Financing, which shall have been approved by Agent in its Permitted Discretion; (d) within three Business Days before entering into such financing arrangements, the Agent shall have received a pro forma Borrowing Base Certificate, prepared on a pro forma basis by giving effect to the elimination of all Accounts of the applicable Account Debtor from the calculation of the Borrowing Base, and such pro forma Borrowing Base Certificate shall demonstrate that no Overadvance exists; and (e) if requested by Agent in its discretion, such Lender or such Affiliate and such Obligor shall have entered into a customary intercreditor agreement with Agent.

“Supply Chain Financing Deposit Account”: any Deposit Account which is established pursuant to a Supply Chain Financing and is thereafter used by the applicable Obligor solely for purposes of, and in connection with, such Supply Chain Financing, and is used solely for the purposes of receipt of collections and other proceeds of Receivables Assets sold, conveyed, or otherwise transferred pursuant to such Supply Chain Financing; provided, that no other proceeds of any Collateral shall be deposited in such Supply Chain Financing Deposit Account.

“Supply Chain Financing Reserve”: a reserve in an amount equal to all debts, liabilities and other obligations owing by an Obligor with respect to any Supply Chain Financing provided by a Lender or any of its Affiliates.

“Swap”: as defined in Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations”: obligations under an agreement relating to a Swap.

“Swingline Loan”: any Borrowing of (a) any Base Rate Loan or (b) any other Loan that bears interest at a rate plus a margin, in each case, mutually acceptable to Borrowers and Agent, in each case, funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Swing Loan Exposure”: as of any date of determination with respect to any Lender, such Lender’s Pro Rata share of the Swingline Loans on such date.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A-1” means the unsecured term loan in the original principal amount of $100,000,000 made by Farm Credit East, ACA, to the Borrowers pursuant to that certain Second Amended and Restated Loan and Guaranty Agreement dated as of May 23, 2023.

“Term SOFR”:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Loan”: a Loan that bears interest based on Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Termination Date”: the earlier to occur of (a) December 24, 2029, and (b) the date that is 91 days before the earliest maturity date of any Indebtedness with a principal amount of $100,000,000 or more (excluding any principal thereof which, as of such day, has been repaid, refinanced, or defeased in accordance with the terms of this Agreement or, in the reasonable determination of the Administrative Agent, adequately reserved for or cash collateralized).

“Trademark Security Agreement”: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, applications therefor, or rights related thereto and described in such agreement, as security for the Obligations, in form and substance satisfactory to Agent.

“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Trigger Period”: the period (a) commencing on the day that a Specified Event of Default occurs, or Adjusted Availability is less than the greater of (i) 10% of the Commitments then in effect and (ii) $30,000,000, in each case under clauses (i) and (ii) for five (5) consecutive Business Days, and (b) continuing until no Specified Event of Default exists and Adjusted Availability is greater than the greater of (i) 10% of the Commitments then in effect and (ii) $30,000,000, in each case under clauses (i) and (ii) for twenty-one (21) consecutive calendar days.

“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK Financial Institution”: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unused Line Fee Rate”: as of any date of determination, the applicable percentage set forth in the following table that corresponds to the average Revolver Usage of Borrowers for the most recently completed month as determined by Agent in its Permitted Discretion; provided, that any time an Event of Default has occurred and is continuing, the Unused Line Fee Rate shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 60% of the aggregate Commitments	0.20%
II	≤ 60% of the aggregate Commitments	0.25%

The Unused Line Fee Rate shall be re-determined on the first date of each month by Agent.

“Upstream Payment”: a Distribution by a Subsidiary of an Obligor to such Obligor.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 3.1.2, 4.1.1., or 4.1.2, in each case, such day is also a Business Day

“U.S. Person”: “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 5.10.2(b)(iii).

“Value”: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Wells Fargo”: Wells Fargo Bank, National Association.

“Wells Fargo Indemnitees”: Wells Fargo and its officers, directors, employees, Affiliates, agents and attorneys.

“Write-Down and Conversion Powers”: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms.

Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Effective Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Borrowers may adopt a change required or permitted by GAAP after the Effective Date as long as Borrowers’ certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner satisfactory to Required Lenders to address the change. Upon request by Agent or Required Lenders, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.

1.3 Uniform Commercial Code.

As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Deposit Account,” “Document,” “Farm Products,”, “General Intangible”, “Goods”, “Instrument,” “Investment Property,” “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Securities Account”, and “Supporting Obligation.”

1.4 Certain Matters of Construction.

The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “or” has the inclusive meaning represented by the phrase “and/or”. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5 Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder.

1.6 Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.6, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. THE REVOLVING CREDIT FACILITY.

2.1 Commitment

2.1.1. Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time until (but not including) the Commitment Termination Date. The Loans may be repaid and reborrowed as provided herein. Subject to Section 2.1.5 and Section 2.1.6, in no event shall Lenders have any obligation to honor a request for a Loan if the Revolver Usage at such time (including the requested Loan) would exceed the Line Cap.

2.1.2. Revolver Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3. Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) on the Effective Date, to satisfy existing Indebtedness set forth in the Funds Flow Agreement; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; (d) to make Permitted Acquisitions and (e) for working capital and other lawful corporate purposes of Borrowers, including, but not limited to, the making of Capital Expenditures and Distributions, all in accordance with the terms of this Agreement. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (x) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Person or Sanctioned Entity, to fund any operations, activities, or business of a Sanctioned Person or Sanctioned Entity, or in any other manner that would result in a violation of Sanctions by any Person, (y) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws, or (z) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

2.1.4. Voluntary Reduction or Termination of Commitments.

(a) The Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 Business Days prior written notice to Agent, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the Termination Date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least 5 Business Days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5. Overadvances. If an Overadvance exists at any time, the excess amount shall be payable in accordance with Section 5.2, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, when no other Event of Default is known to Agent, as long as (a) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (b) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Usage to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent, Issuing Bank, or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount equal to 10% of the Borrowing Base, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall Protective Advances be required that would cause the Revolver Usage to exceed the aggregate Commitments. No funding of a Protective Advance shall constitute a waiver by Agent, Issuing Bank, or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7. Increase in Commitments. Subject to Section 2.1.8(b)(vii), Borrowers may request an increase in Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Commitments, except for any closing fee to which Borrowers agree, (b) increases under this Section do not exceed $250,000,000 in the aggregate, and (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, in consultation with Borrowers, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

2.1.8. FILO Credit Facility.

(a) Notwithstanding anything to the contrary contained in this Agreement, at any time after the Effective Date, the Borrowers may request a separate “first-in, last out” credit facility provided by one or more Lenders and/or other Eligible Assignees as agree to hold “first-in, last out” commitments (the “FILO Lenders”) that are subject to a separate “first-in, last out” incremental borrowing base (collectively, the “FILO Credit Facility”), which FILO Credit Facility, subject to Section 5.6.2 (as amended in accordance with Section 2.1.8(b)(i)), shall constitute Obligations for all purposes under the Loan Documents (including for the purposes of being secured by the Collateral and being guaranteed by the Obligors). The Agent shall promptly notify the Lenders of each such request and the Lenders shall respond thereto in the same manner specified for in any Commitment increase requests in Section 2.1.7. The Agent shall notify Lenders and Borrowers of the responses to such request and any actions to arrange for Lenders and/or other Eligible Assignees to serve as FILO Lenders in the same manner specified for commitment increases in Section 2.1.7. Any FILO Lender participating in the FILO Credit Facility which is not then a Lender (or an Affiliate of such Lender engaged in the ordinary course of its business in extending commercial loans) shall be subject to the prior approval of the Agent and the Borrowers (such consent not to be unreasonably withheld or delayed).

(b) Notwithstanding anything herein to the contrary, the FILO Credit Facility shall be established in accordance following terms and conditions:

(i) the establishment thereof shall result in an amendment of the payment waterfall in Section 5.6.2 (without the requirement of the consent of the Lenders under Section 15.1) to include payment of accrued and unpaid interest of Obligations under the FILO Credit Facility as a new clause “Tenth” and unpaid payment of principal of Obligations under the FILO Credit Facility as a new clause “Eleventh”, immediately after the existing clause “Ninth”, but immediately prior to the existing clause “Tenth”;

(ii) subject to other express limitations set forth in this Section 2.1.8, the FILO Credit Facility shall be on terms and conditions as determined by the Borrowers, the Agent and the FILO Lenders, it being understood and agreed that such terms and conditions may include, without limitation, FILO Credit Facility-specific borrowing base, advance rates (including seasonal or fluctuating advance rates), eligibility criteria, availability reserves (including reserves implemented against the Borrowing Base with respect to obligations owing to the FILO Lenders), representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, amortization, mandatory and voluntary prepayment and commitment termination provision as to the FILO Credit Facility and any other provision of the Loan Documents related to cash dominion, and amendment and waiver provisions (including modifications to Section 15.1 to provide for customary or market provisions in favor of the FILO Lenders, which may include voting rights in favor of the FILO Lenders relating to modifications of the Borrowing Base that would affect the FILO Credit Facility or the FILO Lenders) in respect of or relating to the FILO Credit Facility and other customary or market terms and conditions for asset-based “first in, last out” credit facilities of this nature; provided, that the FILO Credit Facility shall not be secured by any assets of any Borrower or any Obligor that do not secure the other Obligations and the FILO Credit Facility shall not be guaranteed by any Person other than any Person that guarantees the other Obligations;

(iii) the advance rates in respect thereof shall not exceed ten percent (10.0%) on any class of assets eligible for inclusion therein;

(iv) the arrangement of the FILO Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the FILO Credit Facility, shall be agreed to by Borrowers, Wells Fargo and the FILO Lenders;

(v) subject to the immediately following clause (vi), the FILO Credit Facility shall be subject to closing conditions as may be determined by Agent, the FILO Lenders and the Borrowers;

(vi) the FILO Credit Facility shall be subject to the condition precedent that no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;

(vii) the aggregate amount of the FILO commitments under the FILO Credit Facility shall not exceed $75,000,000 and (y) (i) the aggregate amount of the FILO commitments under the FILO Credit Facility, plus (ii) the aggregate amount of increased Commitments provided from time to time in accordance with Section 2.1.7, shall not exceed, at any time outstanding, $250,000,000;

(viii) all documentation in respect of the FILO Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Agent and the FILO Lenders, and the FILO Credit Facility Amendment shall have been approved by the Agent;

(ix) Borrowers shall not be required to offer any Lender an opportunity to join the FILO Credit Facility as a FILO Lender; and

(x) no Lender shall be obligated to participate in the FILO Credit Facility.

(c) Notwithstanding anything in Section 15.1 or any other provision of the Loan Documents to the contrary, the Lenders hereby irrevocably authorize Agent to enter into amendments, restatements or other supplements or modifications to this Agreement and the other Loan Documents with the Obligors and the FILO Lenders as may be necessary or desirable in order to establish the FILO Credit Facility, in each case on terms consistent with this Section 2.1.8 (“FILO Credit Facility Amendment”) without the consent or approval of any Lenders (other than the Lenders participating in the FILO Credit Facility). The Lenders hereby consent to the FILO Credit Facility and other transactions contemplated by this Section 2.1.8 and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section) or any other Loan Document that may otherwise prohibit or restrict the FILO Credit Facility, the FILO Credit Facility Amendment or any other transaction contemplated by this Section 2.1.8. Agent shall have the right (but not the obligation) to consult with the Required Lenders with respect to the FILO Credit Facility and any matter contemplated by this Section 2.1.8; provided, however, that whether or not there has been any consultation with the Required Lenders by Agent with respect to a FILO Credit Facility, any such FILO Credit Facility Amendment entered into by Agent pursuant to this Section 2.1.8 shall be binding and conclusive on the Lenders in all respects.

2.2 [Intentionally Omitted.]

2.3 Letter of Credit Facility.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Commitment Termination Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Senior Officer, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of any Borrower, Guarantor, or one of its respective Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance: (i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, (ii) the Letter of Credit Usage would exceed the Commitments less the outstanding amount of Loans, (iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding amount of Loans, or (iv) the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank would exceed such Issuing Bank’s Individual Letter of Credit Sublimit.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 4.2.1, or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 4.2.2. Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and each Secured Party hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Effective Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Effective Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 6) and, initially, shall bear interest at the rate then applicable to Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.3(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.3(d), each Lender agrees to fund its Pro Rata share of any Loan deemed made pursuant to Section 2.3(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.3(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata share of each Letter of Credit Disbursement pursuant to this Section 2.3(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 6. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless Agent, each Lender, Issuing Bank and its branches, Affiliates, and correspondents, and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 5.9) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.3(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.3 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to Section 2.3(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.3 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay immediately upon demand to Issuing Bank for its own account as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 5.8 shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.3(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to .125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Agent, Issuing Bank, or any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on Agent, Issuing Bank, or any Lender any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Agent, Issuing Bank, or Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Agent, Issuing Bank, or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.3(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.3(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Commitment Termination Date, Cash Collateral shall be provided therefor on or before the date that is five Business Days prior to the Commitment Termination Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Commitment Termination Date.

(n) If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Borrower Agent receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Cash Collateral pursuant to this Section 2.3(n), upon such demand, Borrowers shall provide Cash Collateral with respect to the then existing Letter of Credit Usage.

(o) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p) Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between the provisions of this Section 2.3 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(r) The provisions of this Section 2.3 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ cost and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise or enforce Issuing Bank’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

SECTION 3. INTEREST, FEES AND CHARGES.

3.1 Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Swingline Loan, at the rate then applicable to Swingline Loans plus the margin then applicable to Swingline Loans; and (iv) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on each Interest Payment Date; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of Term SOFR to Outstanding Loans.

(a) Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b) Borrower Agent shall give Agent a Notice of Conversion/Continuation by 11:00 a.m. at least three U.S. Government Securities Business Days before the requested conversion or continuation date. Promptly after receiving such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation is irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Base Rate Loan.

3.1.3. Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day (unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day); (c) no Interest Period shall extend beyond the Termination Date; and (d) no tenor that has been removed from the definition of Interest Period pursuant to Section 3.6 shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

3.2 Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. Letter of Credit Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin in effect for Term SOFR Loans times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof), payable in arrears on the first Business Day of each month. During an Event of Default, the Letter of Credit Fee shall be increased by 2% per annum.

3.2.3. Agent Fees. Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.2.4. Field Examination and Other Fees. Subject to any limitations set forth in Section 10.1.1(b), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (a) a fee at the Agent’s then-standard rate per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Obligor or its Subsidiaries performed by or on behalf of Agent, and (b) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

3.3 Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for the actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations.

Borrowers shall reimburse Agent and Lenders for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation, preparation, execution and delivery, performance, administration, or enforcement of any Loan Documents, including any amendment or other modification thereof, or any transactions contemplated thereby; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided, or any act, omission, event, or circumstance in any manner related thereto. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Special Provisions Applicable to Term SOFR.

3.5.1. Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 5.9), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (a) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (b) repay the Term SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 3.9).

3.5.2. Subject to the provisions set forth in Section 3.6 below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Term SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (a)(i) in the case of any Term SOFR Loans of such Lender that are outstanding, such Term SOFR Loans of such Lender will be deemed to have been converted Base Rate Loans on the last day of the Interest Period of such Term SOFR Loans, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter interest upon the Term SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (b) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

3.6 Benchmark Replacement Setting.

3.6.1. Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Borrower Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower Agent so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.6 will occur prior to the applicable Benchmark Transition Start Date.

3.6.2. Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

3.6.3. Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower Agent and the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Borrower Agent of (i) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6.4 and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.

3.6.4. Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of Interest Period (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (ii) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of Interest Period (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

3.6.5. Benchmark Unavailability Period. Upon Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, (a) Borrower Agent may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower Agent will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (b) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.6.6. No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

3.7 Capital Requirements.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank, or its respective holding company;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank, its respective holding company, or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, Letter of Credit Usage, or Commitment;

and the result thereof shall be to increase the cost to such Lender or holding company of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank, or its respective holding company, of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law or any guideline, request, or directive of any Governmental Authority (whether or not having the force of law) affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or Letter of Credit Exposure, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding anything herein to the contrary, the protection of this Section shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3.8 Mitigation.

If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses.

If for any reason (a) any Borrowing, conversion or continuation of a Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan when required, or (d) a Lender is required to assign a Loan prior to the end of its Interest Period or tenor pursuant to Section 14.4, then Borrowers shall indemnify, defend, hold harmless, and pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising therefrom (including those arising from redeployment of funds or termination of match funding).

3.10 Maximum Interest.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION.

4.1 Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing.

(a) To request Loans, Borrower Agent shall deliver a Notice of Borrowing to Agent by 11:00 a.m. (i) on the requested funding date, in the case of Swingline Loans, (ii) on the Business Day that is one Business Day prior to the requested funding date, in the case of Base Rate Loans (other than Swingline Loans), (iii) and on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day; provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. Each Notice of Borrowing is irrevocable and must specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, and (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified). All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Loan.

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees, costs, expenses, or other charges, including Extraordinary Expenses, Letter of Credit Usage, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of such payment item. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. at least one Business Day before the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two U.S. Government Securities Business Days before any proposed funding of a Term SOFR Loan. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 10:00 a.m. on the requested funding date. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans to the Designated Account. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent as and when required hereby, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. If such amount is not made available to Agent on the Business Day following the funding date, Agent will notify Borrower Agent of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans composing such Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $45,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each payment on a Swingline Loan shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) Settlement among Lenders and Agent with respect to Swingline Loans and other Loans shall take place on a date (the “Settlement Date”) determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between Settlement Dates, Agent may in its discretion apply payments on other Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. If the amount of the Loans made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata share of the Loans as of a Settlement Date, then Agent shall, no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata share of the Loans. If the amount of the Loans made by a Lender is less than such Lender’s Pro Rata share of the Loans as of a Settlement Date, such Lender shall, no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata share of the Loans. Such amounts made available to Agent under the immediately preceding sentence shall be applied against the amounts of the applicable Loans and shall constitute Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to an Obligor or otherwise, any Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Borrowers may, by written request (which may be delivered through Agent’s electronic platform or portal), convert or continue Loans, select interest rates, and transfer funds. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of written instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lenders.

(a) Notwithstanding the provisions of Section 5.6.2, Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (i) first, to Agent to the extent of any Overadvance Loans and Protective Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Agent to the extent of any Swingline Loans that were made by Agent and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 6.2) as if such Defaulting Lender had made its portion of Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (Tenth) of Section 5.6.2. Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata share in connection therewith) and for the purpose of calculating the fee payable under Section 3.2.1, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 15.1.1(c). The provisions of this Section shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(b) shall be released to Borrowers). The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Secured Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of Agent’s, Issuing Bank’s, any Lender’s, or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section shall control and govern.

(b) If any Swingline Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Pro Rata share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.2 are satisfied at such time;

(ii) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(iii) if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section, Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 3.2.2 with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(iv) to the extent the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 4.2(b), then the Letter of Credit Fees payable to the non-Defaulting Lenders pursuant to Section 3.2.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Letter of Credit Exposure;

(v) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 4.2(b), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 3.2.2 with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(vi) so long as any Lender is a Defaulting Lender, the Agent shall not be required to make any Swingline Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata share of such Swingline Loans or Letter of Credit cannot be reallocated pursuant to this Section 4.2(b), or (y) the Agent or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Agent or Issuing Bank, as applicable, and Borrowers to eliminate the Agent’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swingline Loans or Letters of Credit; and

(vii) Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.3(d). Subject to Section 15.15.3, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

4.3 Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $500,000 in excess thereof. No more than 10 Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated and considered one Borrowing.

4.4 Borrower Agent. Each Borrower hereby designates the Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates, financial reports and other Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing or Notice of Conversion/Continuation) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation.

The Loans, Letter of Credit Usage and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination.

On the Commitment Termination Date, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Obligors contained in the Loan Documents shall survive the Commitment Termination Date, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, in each case, until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Obligors, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2, 15.14, 15.15, 15.17, and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS.

5.1 General Payment Provisions.

All payments of Obligations shall be made in Dollars to Agent’s Account, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day (unless Agent, in its sole discretion, elects to credit it on the date received). Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before Term SOFR Loans.

5.2 Repayment of Loans.

Loans shall be due and payable in full on the Commitment Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory outside the ordinary course of business, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied as follows: (i) first, to the outstanding principal of Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after such Overadvance exists, repay the Obligations in an amount equal to such Overadvance, which repayment shall be applied as follows: (i) first, to the outstanding principal of Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage.

5.3 [Intentionally Omitted.]

5.4 Payment of Other Obligations.

Obligations other than Loans, including Letter of Credit Disbursements and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside.

None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Application and Allocation of Payments.

5.6.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.

5.6.2. Post-Application Event Allocation. Notwithstanding anything herein to the contrary, during an Application Event, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs, expenses, and indemnities, including Extraordinary Expenses, then due to Agent under the Loan Documents;

(b) second, to pay all fees or premiums then due to Agent under the Loan Documents;

(c) third, to pay all amounts due in respect of all Protective Advances;

(d) fourth, to pay all costs, expenses, and indemnities, including Extraordinary Expenses, then due to each Issuing Bank and each Lender under the Loan Documents;

(e) fifth, to pay all fees or premiums then due to Issuing Bank and each Lender under the Loan Documents;

(f) sixth, to all amounts due in respect of Swingline Loans;

(g) seventh, to all interest accrued in respect of the Loans (other than Swingline Loans and Protective Advances);

(h) eighth, to all (i) principal of Loans (other than Swingline Loans and Protective Advances), (ii) to Cash Collateralize the Letter of Credit Usage, and (iii) Secured Bank Product Obligations (including Cash Collateralization thereof) up to the amount of Availability Reserves existing therefor;

(i) ninth, to all other Obligations (other than any Obligations due to Defaulting Lenders), including the Cash Collateralization of Secured Bank Product Obligations;

(j) tenth, to pay any Obligations due to Defaulting Lenders; and

(k) last, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Secured Bank Product Provider unless such Secured Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Secured Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Secured Bank Product Provider is the amount last certified to Agent by such Secured Bank Product Provider as being due and payable (less any distributions made to such Secured Bank Product Provider on account thereof). The allocations set forth in this Section 5.6.2 are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section 5.6.2 is not for the benefit of or enforceable by any Obligor, and each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section 5.6.2.

5.6.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments.

During any Trigger Period, and at other times, unless otherwise directed by Borrower Agent, the ledger balance in each Collection Account (other than any Excluded Account) as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Obligor irrevocably waives the right, during any Trigger Period to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable; provided that upon the occurrence and during the continuance of an Application Event, application of any monies shall be made in accordance with Section 5.6.2.

5.8 Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent or such Obligor shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2. Payment. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification.

(a) Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, Agent against (i) any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes as to which it was indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Obligors (but only to the extent of indemnity payments or additional amounts actually paid by Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund), provided that Obligors shall, upon request by the Recipient, repay the amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10 Lender Tax Information.

5.10.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Obligors and Agent properly completed and executed documentation reasonably requested by Obligors or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Obligors or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Obligors or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2. Documentation. Without limiting the foregoing, if any Obligor is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Obligors and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Obligors or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Obligors and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Obligors or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of an Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Obligors and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Obligors or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Obligors and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Obligors or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3. Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Obligors and Agent in writing of its inability to do so.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent, Issuing Bank, or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent, Issuing Bank, and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent, Issuing Bank, and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent, Issuing Bank, and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non‑judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent, Issuing Bank, or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent, Issuing Bank, or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Letter of Credit Usage relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4. Joint Enterprise. Each Borrower has requested that Agent, Issuing Bank, and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s, Issuing Bank’s, and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations; provided, however, so long as an Event of Default does not exist, any Borrower may make payments with respect to any such claims permitted by the terms of this Agreement.

5.12 Payments by Borrowers; Presumptions by Agent. Unless Agent shall have received notice from Borrowers prior to the date on which any payment is due to Agent for the account of Lenders hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid. A notice of Agent to any Lender or the Borrowers with respect to any amount owing under this Section 5.12 shall be conclusive, absent manifest error.

SECTION 6. CONDITIONS PRECEDENT.

6.1 Conditions Precedent to Initial Loans.

In addition to the conditions set forth in Section 6.2, Agent, Issuing Bank, and Lenders shall not be required to fund any requested Loan, issue, extend, or amend any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Effective Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower, certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrowers and their Subsidiaries taken as a whole are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) Agent shall have received a certificate of the secretary or assistant secretary of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Senior Officer authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received a written opinion addressed to Agent, Issuing Bank, and Lenders of Bond Schoeneck & King, PLLC, counsel to the Obligors and their Subsidiaries, as well as local counsel to Obligors, in each case, in form and substance satisfactory to Agent.

(f) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(g) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, and lender loss payable, additional insured, and notice of cancellation endorsements with respect thereto, all in compliance with the Loan Documents.

(h) No Material Adverse Effect shall have occurred since March 31, 2024.

(i) Each Borrower shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(j) Agent shall have received the Funds Flow Agreement and Borrowers shall have paid all fees and expenses to be paid to Agent, Issuing Bank, and Lenders on the Effective Date, including, without limitation, the fees set forth in the Fee Letter.

(k) Agent shall have received a Borrowing Base Certificate prepared as of November 30, 2024.

(l) Borrowers and their Subsidiaries shall have delivered to Agent a Mortgagee Consent or Lien Waiver, as applicable, as requested by the Agent with respect to any Real Estate and/or any assets of the Obligors that are in the possession of a third party.

(m) Borrowers and their Subsidiaries shall have delivered to Agent an Equipment Access Agreement with respect to any leased Labeling Equipment located at a Labeling Facility other than with respect to Labeling Equipment leased from Wells Fargo or any of its Affiliates.

(n) Borrowers and their Subsidiaries shall have minimum Availability of $200,000,000.

6.2 Conditions Precedent to All Credit Extensions.

Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance, extension, or amendment of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance, extension, amendment, or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date);

(c) All conditions precedent in this Agreement or any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e) Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance, extension, or amendment of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance, extension, amendment, or grant.

SECTION 7. COLLATERAL.

7.1 Grant of Security Interest.

To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts (including health-care-insurance receivables);

(b) all Chattel Paper (whether tangible or electronic);

(c) all Deposit Accounts (other than Deposit Accounts described in clause (a) of the definition of Excluded Accounts);

(d) all Documents;

(e) all Farm Products;

(f) all General Intangibles;

(g) all Instruments;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(l) all Payment Intangibles;

(m) all Securities Accounts;

(n) all Supporting Obligations;

(o) all monies, whether or not in the possession or under the control of Agent, Issuing Bank, a Lender, or a bailee or Affiliate of Agent, Issuing Bank, or a Lender, including any Cash Collateral and Cash Equivalents;

(p) all accessions to, substitutions for, and all replacements, products, and cash and non-cash Proceeds of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(q) any and all contract rights and books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) relating to any of the foregoing.

7.2 Control Agreements; Cash Collateral.

7.2.1. Deposit Accounts. Each Obligor shall provide, or cause to be provided, to Agent Deposit Account Control Agreements and lockbox control agreements as described in Section 8.2.4.

7.2.2. Securities Accounts. Each Obligor shall provide, or cause to be provided, to Agent a Securities Account Control Agreement with respect to each of its Securities Accounts.

7.2.3. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Obligors, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect; provided, however during an Application Event, such Cash Collateral shall be applied to the Obligations in accordance with Section 5.6.2. During any Trigger Period or while an Event of Default is outstanding, each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3 Certain Covenants.

7.3.1. Possession. In the event that any Collateral, including Proceeds, is evidenced by or consists of Chattel Paper, Documents, Instruments, Investment Property, or Letter-of-Credit Rights having an aggregate value or face amount of $50,000 or more for all such Collateral, the Obligors shall promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) after acquisition thereof), notify Agent thereof, and if and to the extent that perfection or priority of Agent’s Lien is dependent on or enhanced by possession, the applicable Obligor, promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, shall execute such other documents and instruments as shall be requested by Agent or, if applicable, endorse and deliver physical possession of such Collateral to Agent, together with such undated powers (or other relevant document of transfer acceptable to Agent) endorsed in blank as shall be requested by Agent, and shall do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Lien therein.

7.3.2. Chattel Paper.

(a) Promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, each Obligor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper in accordance with the UCC and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the aggregate value or face amount of such electronic Chattel Paper equals or exceeds $50,000;

(b) If any Obligor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Wells Fargo Bank, National Association, as Agent for the benefit of the Secured Parties”.

7.3.3. Letter-of-Credit Rights. If the Obligors (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $50,000 or more in the aggregate, then the applicable Obligor or Obligors shall promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) after becoming a beneficiary), notify Agent thereof and, promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, enter into a tri-party agreement with Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Agent and directing all payments thereunder to Agent’s Account, all in form and substance reasonably satisfactory to Agent.

7.3.4. Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $50,000, if any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, Obligors shall promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) of the creation thereof) notify Agent thereof and, promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the Assignment of Claims Act or other Applicable Law.

7.3.5. Intellectual Property.

(a) Upon the request of Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Obligor shall execute and deliver to Agent one or more intellectual property security agreements (including, without limitation, Trademark Security Agreements) to further evidence Agent’s Lien on such Obligor’s United States issued and registered patents, trademarks, and copyrights, and applications therefor, and the General Intangibles of such Obligor relating thereto or represented thereby;

(b) Each Obligor shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Obligor’s business, to protect and diligently enforce and defend at such Obligor’s expense its Intellectual Property, including (i) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (ii) to prosecute diligently any trademark application or service mark application that is part of the trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (iii) to prosecute diligently any patent application that is part of the patents pending as of the date hereof or hereafter until the termination of this Agreement, (iv) to take all reasonable and necessary action to preserve and maintain all of such Obligor’s trademarks, patents, copyrights, Intellectual Property licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (v) to require all employees, consultants, and contractors of each Obligor who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Obligor further agrees not to abandon any Intellectual Property or Intellectual Property license that is necessary in or material to the conduct of such Obligor’s business. Each Obligor hereby agrees to take the steps described in this Section with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Obligor’s business; and

(c) Each Obligor shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Obligor’s business.

7.4 Certain After-Acquired Collateral.

If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability.

The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6 Further Assurances.

Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor ratifies any action taken by Agent before the Effective Date to effect or perfect its Lien on any Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent shall not accept delivery of any mortgage from any Obligor unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender.

SECTION 8. COLLATERAL ADMINISTRATION.

8.1 Borrowing Base Certificates.

By the 20th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that the Borrowing Base Certificate will be delivered weekly setting forth the Borrowing Base as at the end of each calendar week within five (5) days after the ending of each week during which the Adjusted Availability is less than 12.5% of the Line Cap for each Business Day of such week (or for any period of five (5) consecutive Business Days ending during such week) (it being understood that such weekly Borrowing Base Certificates shall reflect changes in Accounts and that changes in Inventory and ineligible Accounts and Inventory will continue to be updated on a monthly basis); provided, further, that Borrowers shall deliver to Agent a Borrowing Base Certificate upon any Asset Disposition of any Collateral with a value greater than or equal to 10% of the Borrowing Base, such Borrowing Base Certificate to give pro forma effect to such Asset Disposition. All calculations of Adjusted Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in any Deposit Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2 Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrowing Base Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrowing Base Obligor shall also provide to Agent, on or before the 20th day of each month, an inventory summary (together with a schedule of locations of such Inventory in form and reasonable detail satisfactory to Agent) and a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, age, showing any discount, allowance, credit, authorized return or dispute, and in addition, upon the reasonable request of the Agent, proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowing Base Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrowing Base Obligor has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrowing Base Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrowing Base Obligor and to charge Borrowing Base Obligors therefor; provided, however, that neither Agent, Issuing Bank, nor Lenders shall be liable for any Taxes that may be due from Borrowing Base Obligors or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrowing Base Obligor, to verify the validity, amount or any other matter relating to any Accounts of Borrowing Base Obligors by mail, telephone or otherwise. Borrowing Base Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Treasury Management. Obligors shall maintain their primary operating and collection accounts with Wells Fargo no later than the date that is 90 days after the Effective Date (or such later date as Agent may approve in writing in its discretion). Obligors shall maintain Deposit Accounts and lockboxes pursuant to arrangements acceptable to Agent. Obligors shall obtain a Deposit Account Control Agreement or a lockbox agreement (in form and substance satisfactory to Agent) for each Deposit Account (other than any Excluded Account) and lockbox, establishing Agent’s control over and Lien in such Deposit Account or lockbox, respectively. Obligors shall take reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to a Collection Account that is not an Excluded Account (by wire transfer to the applicable Collection Account or to a lockbox maintained for deposit into such Collection Account). Obligors shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Payment Items (including those sent directly by their Account Debtors to an Obligor) and proceeds of Collateral into a Collection Account that is not an Excluded Account (and until such deposit, such items shall be held in trust for Agent). Upon the instruction of Agent during any Trigger Period, all amounts in each Collection Account that is not an Excluded Account shall be forwarded by daily sweep to the Agent’s Account. Agent agrees to use commercially reasonable efforts to rescind such instruction after the applicable Trigger Period has ended. Agent, Issuing Bank, and Lenders assume no responsibility to Obligors for any lockbox arrangement or Deposit Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.3 Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrowing Base Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrowing Base Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2. Returns of Inventory. No Borrowing Base Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by a Borrowing Base Obligor for a return is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. No Borrowing Base Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrowing Base Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrowing Base Obligor to repurchase such Inventory. Borrowing Base Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Labeling Equipment.

Schedule 8.4 sets forth a description of all Labeling Equipment leased by the Parent or any Subsidiary located at a Labeling Facility. Each Obligor shall keep accurate and complete records of its Labeling Equipment maintained at a Labeling Facility and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. No Obligor shall, nor shall such Obligor permit any Subsidiary to, move any Labeling Equipment located at a Labeling Facility to another location, without providing Agent with 15 Business Days’ prior written notice to Agent or as otherwise agreed to by Agent. Each Obligor shall, and shall cause each Subsidiary to, provide Agent with an Equipment Access Agreement with respect to any Labeling Equipment located at a Labeling Facility or such other location to which such Labeling Equipment has been moved (a) which is owned and subject to a Lien, or (b) which is leased by such Obligor or Subsidiary from any Person other than Wells Fargo or any of its Affiliates; provided that the Obligors shall not be required to provide Equipment Access Agreements with respect to the Labeling Equipment set forth on Schedule 8.4.

8.5 Administration of Deposit Accounts.

Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors. Each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account, other than each Excluded Account. Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6 General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States, upon 15 Business Days prior written notice to Agent or as otherwise agreed to by the Agent.

8.6.2. Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) in accordance with general practices of businesses engaged in similar activities in similar geographic areas. All proceeds under each policy and any awards arising from condemnation of any Collateral shall be payable to Agent for application to the Obligations. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as additional insured and lender loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever (or 10 days’ prior written notice to Agent in the event of cancellation for non-payment of premium); and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Collateral, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies in respect of claims or disputes in respect of coverage in excess of $1,000,000 or upon request by Agent from time to time. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent for application to the Obligations. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4. Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens permitted hereby to have priority over Agent’s Liens.

8.7 Power of Attorney.

Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES.

9.1 General Representations and Warranties.

To induce Agent, Issuing Bank, and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor; or (e) require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Effective Date.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, tax identification number, its authorized and issued Equity Interests, and, except in the case of Parent, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Effective Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower and Subsidiary has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of (a) any Borrower (other than the Parent to the extent described on Schedule 9.1.4) or any Subsidiary or (b) the Parent to which it or any other Borrower or any Subsidiary is a party. Upon any new Subsidiary becoming a Guarantor in accordance with Section 10.1.9, the Borrowers shall promptly update Schedule 9.1.4 to include the information required by this Section 9.1.4 with respect to such new Subsidiary.

9.1.5. Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens; provided that all owned Labeling Equipment that is subject to a Lien shall be subject to the terms of Equipment Access Agreements. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6. Accounts and Inventory.

(a) Agent may rely, in determining which Accounts are Eligible Accounts, Eligible Acquired Accounts, or Eligible Investment Grade Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account, Eligible Acquired Accounts, or Eligible Investment Grade Account in a Borrowing Base Certificate, that:

(i) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(ii) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(iii) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(iv) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(v) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrowing Base Obligor is the sole payee or remittance party shown on the invoice;

(vi) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder;

(vii) to the best of Borrowers’ knowledge, (A) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (B) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrowing Base Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (C) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition; and

(viii) (A) no such Account that is shown as an Eligible Account is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts, (B) no such Account that is shown as an Eligible Acquired Account is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Acquired Accounts, and (C) no such Account that is shown as an Eligible Investment Grade Account is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Investment Grade Accounts.

(b) Agent may rely, in determining which Inventory is Eligible Inventory or Eligible Acquired Inventory, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each item of Inventory at the time it is shown as Eligible Inventory or Eligible Acquired Inventory in a Borrowing Base Certificate, that:

(i) it is of good and merchantable quality, free from known defects; and

(ii) (A) no such Inventory that is shown as Eligible Inventory is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory and (B) no such Inventory that is shown as Eligible Acquired Inventory is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Acquired Inventory.

9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since March 31, 2024, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Borrowers and Subsidiaries taken as a whole are Solvent. Except as set forth on Schedule 9.1.7, between March 31, 2024, and the Effective Date, Parent has not made any Distribution.

9.1.8. Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) that if resolved adversely to such Borrower or Subsidiary would have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11.

9.1.12. Governmental Approvals. Each Borrower and Subsidiary has, and is in compliance with all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance would not have a Material Adverse Effect. There are no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law which would have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA. To the extent applicable, each Obligor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that would have a Material Adverse Effect. No Borrower or Subsidiary has received any Environmental Notice that would have a Material Adverse Effect. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it which would have a Material Adverse Effect.

9.1.15. Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Indebtedness.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements of the Pension Funding Rules, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred that could reasonably be expected to result in liability to an Obligor or an ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d) With respect to any Foreign Plan, except to the extent failure to do so would not result in liability to the Obligor or ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19. [Intentionally Omitted.]

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, except for demands for collective bargaining occurring in the Ordinary Course of Business at facilities with existing collective bargaining agreements.

9.1.21. Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Effective Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

9.1.23. Margin Stock; Ineligible Securities.

(a) No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, to extend credit to others for the purpose of purchasing or carrying, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors. Neither any Borrower nor any of its Subsidiaries expects to acquire any Margin Stock.

(b) No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

9.1.24. [Intentionally Omitted].

9.1.25. [Intentionally Omitted].

9.1.26. PACA. No PACA Claims have ever been successfully asserted against any of the Borrowers or their Subsidiaries. None of the Borrowers or their Subsidiaries has violated or failed to comply with PACA.

9.1.27. Subsidiary Business. Neither Seneca Foods International, Ltd., Gray Glace Products Company, Lebanon Valley Cold Storage, LLC, Lebanon Valley Cold Storage, LP Friday U.K., Limited, Seneca Foods, LLC, a Delaware limited liability company, nor Cannacan Inc., a Delaware corporation, engages in any business or has any assets, except as set forth on Schedule 10.2.21.

9.1.28. Food Security Act. Neither any Borrower nor any of their Subsidiaries has received any notice given pursuant to Section 1324(e)(1) or (3) of the Food Security Act and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the Food Security Act, purporting to perfect, or continue perfected, a security interest in farm products purchased by any Borrower or any Subsidiary in favor of a secured creditor of the seller of such farm products, except under circumstances where such Borrower or Subsidiary has taken all actions necessary to ensure that such Borrower or Subsidiary obtains a waiver or release of any security interest in farm products covered by any such notice or financing statement or notice upon such Borrower’s or Subsidiary’s payment of the purchase price for such farm products. The Borrowers and each of their Subsidiaries have registered pursuant to Section 1324(c)(2)(D) of the Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by any Borrower and any Subsidiary and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State.

9.1.29. OFAC; Anti-Corruption Laws; Anti-Money Laundering Laws. No Borrower nor any of its Subsidiaries is in violation of any Sanctions. No Borrower nor any of its Subsidiaries nor, to the knowledge of such Borrower, any director, officer, employee, agent or Affiliate of such Borrower or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Borrowers and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrowers and its Subsidiaries, and to the knowledge of each such Borrower, each director, officer, employee, agent and Affiliate of each such Borrower and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Secured Bank Product Provider, or other individual or entity participating in any transaction).

9.2 Complete Disclosure.

No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS.

10.1 Affirmative Covenants.

As long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor, provided, upon request by Borrower Agent, to the extent that no Applicable Law nor contractual restriction prohibits Agent from doing so, Agent shall share with Borrower Agent the results of any appraisal. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year, provided, that if Adjusted Availability is less than 15% of the Line Cap at any time, Borrowers shall be responsible for the charges, costs, and expenses with respect to two field examinations per Loan Year; and (ii) appraisals of Inventory, up to one time per Loan Year, provided, that if Adjusted Availability is less than 15% of the Line Cap at any time, Borrowers shall be responsible for the charges, costs, and expenses with respect to two Inventory appraisals per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses thereof shall be reimbursed by Borrowers without regard to such limits. This Section shall not be construed to limit Agent’s right to use third parties for such purposes. No Borrowing Base calculation shall include any Collateral until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent, including, without limitation, any Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business (provided, that Eligible Acquired Accounts and Eligible Acquired Inventory may be included in the Borrowing Base to the extent set forth in the definition of the Borrowing Base).

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, (i) consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders’ equity for such Fiscal Year, for Borrowers and GAAP Subsidiaries, which shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent, and (ii) to the extent the GAAP Subsidiaries include any Person that is not a Subsidiary, consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders’ equity for such Fiscal Year, for Borrowers and Subsidiaries, certified by the chief financial officer of Borrower Agent, together with such financial statements prepared using first-in, first-out method of inventory accounting as certified by the chief financial officer of Borrower Agent;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Borrowers and GAAP Subsidiaries and, to the extent the GAAP Subsidiaries include any Person that is not a Subsidiary, for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, except for normal year-end adjustments and the absence of footnotes, together with such financial statements prepared using first-in, first-out method of inventory accounting as certified by the chief financial officer of Borrower Agent;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports, if any, submitted to Borrowers by their accountants in connection with such financial statements;

(e) as soon as available and in any event prior to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f) at Agent’s request, a listing of each Borrowing Base Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(j) promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Borrower or any Subsidiary of a Borrower other than routine inquiries by such Governmental Authority and inquiries with respect to matters that would not have a Material Adverse Effect and except as prohibited by law;

(k) by November 30 of each year, an off-season reserve analysis for the remainder of such Fiscal Year ending on March 31, in form and detail consistent with past practices and satisfactory to Agent;

(l) promptly after the furnishing thereof, copies of any requests or notices received by any Obligor or provided by any Obligor to any holder of Indebtedness in excess of $50,000,000; and

(m) promptly upon the request of Agent or Lender, an update to the information provided in any Beneficial Ownership Certification delivered pursuant to this Agreement, if there has been any change to the list of beneficial owners identified in the then most recently delivered Beneficial Ownership Certification (or, if there has been no such change, written confirmation from the Borrower Agent that there has been no such change).

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any other default or termination for cause of Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution would have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution would have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that reasonably could be expected to result in liabilities of $250,000 or more; or receipt of any Environmental Notice with respect to a matter that reasonably could be expected to result in liabilities of $250,000 or more; (i) the occurrence of any ERISA Event that could reasonably be expected to result in liability to an Obligor or an ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business at which assets having a value in excess of $250,000 will be located, at least 30 days prior to such opening; or (l) the receipt or delivery of any material notices that any Borrower or any Subsidiary of a Borrower gives or receives under or in connection with (i) PACA or any PACA Claim being asserted, or (ii) any claim of any Lien under the California Producer’s Lien Law.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, mortgagee, processor, shipper, freight forwarder, repairman, mechanic, bailee, broker, or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, PACA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws) or maintain would have a Material Adverse Effect. Without limiting the generality of the foregoing, (a) if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, all as and to the extent required by Applicable Laws, (b) if any such Environmental Release could reasonably could be expected to result in liabilities of $250,000 or more shall occur, it shall act promptly to report to Agent, and (c) each of the Borrowers and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrowers and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain with financially sound and reputable insurers (or through Dundee as its captive insurer) insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (a) showing Agent as additional insured or lender loss payee; or (b) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever (or 10 days’ prior written notice to Agent in the event of cancellation for non-payment of premium). If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies in respect of claims or disputes in respect of coverage in excess of $250,000 or upon request by Agent from time to time. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent for application to the Obligations. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

10.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries and necessary to conduct the business of Borrowers in full force and effect; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, within 60 days (or such later date as Agent may approve in writing in its discretion) of such Person becoming a Subsidiary, cause it to guaranty the Obligations by executing and delivering to Agent a Joinder Agreement in the form attached hereto as Exhibit D (each, a “Joinder Agreement”), and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person that would constitute Collateral, including delivery of such legal opinions (including, without limitation, a local counsel legal opinion, if applicable), in form and substance satisfactory to Agent, as it shall deem appropriate. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent shall not accept delivery of any Joinder Agreement with respect to any Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and background checks for such Subsidiary, the results of which shall be satisfactory to Agent.

10.1.10. Records and Accounts. The Borrowers will maintain written records pertaining to perishable agricultural commodities and by-products and/or farm products in its possession to which a constructive trust under PACA or a Lien under the California Producer’s Lien Law is applicable.

10.1.11. Additional Matters Relating to PACA.

(a) Defined Terms. As referred to in this Section 10.1.11, “Affiliate PACA Contracts” shall mean any contract or agreement for the growing, purchase and/or sale of any Perishable Agricultural Commodity (as defined in Section 499a(b)(4) of PACA (other than tree or viticultural fruit), the “PACA Commodities”) among any of the Borrowers or their Subsidiaries, as a commission merchant, dealer, and/or broker (as those terms are defined, respectively, in Sections 499a(b)(5), (6) and (7) of PACA, the “Affiliate PACA Buyer”) and any of the Borrowers or their Subsidiaries, as a supplier or seller of PACA Commodities (the “Affiliate PACA Seller”), and “Non-Affiliate PACA Contracts” shall mean any contract or agreement for the purchase and sale of any PACA Commodities, among any of the Borrowers or their Subsidiaries as a supplier or seller of PACA Commodities (the “Non-Affiliate PACA Seller”), and any commission merchant, dealer, and/or broker (as those terms are defined, respectively, in Sections 499a(b)(5), (6) and (7) of PACA) that is not an Affiliate of any of the Borrowers or their Subsidiaries (the “Non-Affiliate PACA Buyer”). As referred to in this Agreement, “PACA Trust” shall mean the statutory trust authorized by Section 499e(c) of PACA.

(b) Affiliate PACA Contracts After Effective Date. Require that any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitute an Affiliate PACA Contract:

(i) provide for payment terms of not less than 31 days after receipt and acceptance (as defined in 7 U.S.C. Sections 46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Affiliate PACA Contract; and

(ii) provide for the Affiliate PACA Seller’s irrevocable waiver of its right to give written notice of any kind to the Affiliate PACA Buyer of the Affiliate PACA Seller’s intent to preserve the benefits of the PACA Trust.

(c) Affiliate PACA Contracts Existing on the Effective Date. Require that any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes an Affiliate PACA Contract, existing as of the Effective Date, be amended to conform to Section 10.1.11(b) above on or prior to the Effective Date.

(d) Non-Affiliate PACA Contracts After Effective Date. Require that any Non-Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes a Non-Affiliate PACA Contract, executed on or after the Effective Date, provide for payment terms of not more than 30 days after receipt and acceptance (as defined in 7 U.S.C. Sections 46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Non-Affiliate PACA Contract.

(e) Payment for Perishable Agricultural Commodities. Pay, not later than the date required for payment thereof, any outstanding invoices for perishable agricultural commodities purchased from any vendor except for a Borrower or a Subsidiary of a Borrower, provided that, if any such invoice requires payment upon delivery, payment shall be made on the date of delivery, and further provided that such payment may be made on a later date with respect to any vendor that has waived in writing its rights under PACA with respect to the applicable invoice. If notification, other than on an invoice, is received by a Borrower or a Subsidiary of a Borrower from a vendor that such vendor intends to enforce its rights under PACA or to establish that a statutory trust or lien exists in favor of such vendor, such Borrower or Subsidiary shall pay the amount claimed to be owed to such vendor within one Business Day after receiving such notice and shall promptly give notice to Agent of its receipt of such notice from such vendor, which notice to Agent shall be accompanied by a copy of such vendor notice, provided that, the applicable Borrower or Subsidiary may defer the payment of the amounts claimed to be owed to such vendor if and so long as (i) the claimed obligation is being properly contested in good faith and such claim is being diligently defended in good faith by the applicable Borrower or Subsidiary in any applicable legal or administrative action initiated in connection with such claims, (ii) the right of the vendor to enforce any liens or trusts provided under PACA has been stayed or otherwise legally prohibited during the pendency of such action, and (iii) the Reserve shall include the amount owed to such vendor, unless otherwise agreed by the Agent.

10.1.12. Food Security Act.

(a) Promptly provide Agent with a copy of any notice received by such Borrower or any Subsidiary with respect to a security interest created by a seller of farm products or a secured creditor of a seller of farm products; and

(b) With respect to any farm products produced in a state with a central filing system, register with the secretary of state of such state prior to the purchase of such farm products and maintain such registration in full force and effect.

10.1.13. Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Asset Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

10.1.14. Post-Closing Obligations. Each Borrower will, and will cause each of its Subsidiaries to, deliver or cause to be delivered to Agent the agreements, documents, instruments, or other items described in this Section 10.1.14, in each case, no later than the date set forth below with respect to such agreement, document, instrument, or item (or such later date as Agent may approve in writing in its discretion):

(a) Duly executed Deposit Account Control Agreements, Securities Account Control Agreements, and lockbox agreements with respect to each Deposit Account, Securities Account, and lockbox (other than any Excluded Account) of each Obligor, in each case, in form and substance reasonably satisfactory to Agent, no later than 90 days after the Effective Date.

(b) The original stock certificates and related undated stock powers, executed in blank and in form and substance reasonably satisfactory to Agent, with respect to all Equity Interests (other than the Equity Interests in Seneca Foods International, Ltd., Gray Glace Products Company, Lebanon Valley Cold Storage, LLC, Lebanon Valley Cold Storage, LP, Friday U.K., Limited, Seneca Foods, LLC, a Delaware limited liability company, or Cannacan Inc., a Delaware corporation (each, an “Immaterial Subsidiary” and, collectively, the “Immaterial Subsidiaries”)) required by this Agreement or the Security Documents to be pledged by Obligors to secure the Obligations, in each case, no later than five days after the Effective Date.

(c) The original stock certificates and related undated stock powers, executed in blank and in form and substance reasonably satisfactory to Agent, with respect to all Equity Interests in any Immaterial Subsidiary required by this Agreement or the Security Documents to be pledged by Obligors to secure the Obligations, in each case, no later than 30 days after requested by the Agent.

(d) Releases, in form and substance reasonably satisfactory to Agent, of the security interests of (i) each of Harris Trust and Savings Bank and Congress Financial Corporation (Northwest) in the United States federally registered trademarks with registration numbers (A) 1,178,366, (B) 390,253, (C) 1,172,455, and (D) 1,390,064 and (ii) Harris Trust and Savings Bank in the United States federally registered trademark with registration number 1,761,545, any such releases to be recorded with the United States Patent and Trademark Office, and, in each case, no later than 90 days after the Effective Date; provided, that the Agent may, in its sole discretion, waive such obligation to the extent such Borrower’s efforts has not resulted, and in the judgment of the Agent will not result, in the performance of such obligation.

10.2 Negative Covenants.

As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Indebtedness. Create, incur, guarantee or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) unsecured Subordinated Debt;

(c) Indebtedness (other than the Obligations and Subordinated Debt), but only to the extent outstanding on the Effective Date and listed and described on Schedule 10.2.1(c) and not satisfied with proceeds of the initial Loans;

(d) Bank Product Debt (other than Indebtedness or other obligations relating to Supply Chain Financings);

(e) Indebtedness that is in existence when a Person becomes a Subsidiary or that is assumed by a Borrower or Subsidiary in connection with a Permitted Acquisition of assets, as long as such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $50,000,000 in the aggregate at any time;

(f) Permitted Contingent Obligations;

(g) Refinancing Debt as long as each Refinancing Condition is satisfied;

(h) Indebtedness of a Borrower to another Borrower;

(i) Indebtedness in respect of Supply Chain Financings, provided that such Indebtedness does not exceed $50,000,000 in the aggregate at any time;

(j) [intentionally omitted];

(k) [intentionally omitted]; and

(l) Indebtedness that is not included in any of the preceding clauses of this Section (and which is not owing to Dundee) and is either (i) not secured by any Lien and does not exceed $550,000,000 in the aggregate at any time; or (ii) secured by a Lien and does not exceed $550,000,000 in the aggregate at any time to the extent such Lien is permitted by Section 10.2.2(j) or Section 10.2.2(k).

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Liens for Taxes not yet due or being Properly Contested;

(c) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary, and (iii) with respect to any statutory Liens under the California Producer’s Liens Law in favor of California sellers of farm products and statutory Liens in favor of California sellers of PACA Commodities and tree and viticultural fruit, the Borrowers are in compliance with Section 10.1.11;

(d) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Indebtedness), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(e) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(f) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 60 consecutive days or being Properly Contested, (ii) at all times junior to Agent’s Liens, and (iii) not an Event of Default under Section 12.1(g);

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 10.2.2;

(j) Liens on Property other than Collateral securing Indebtedness permitted pursuant to Section 10.2.1(l)(ii); provided, that if a Lien is granted on any Labeling Equipment owned by a Borrower or Subsidiary, such Borrower shall, or shall cause such Subsidiary to, provide Agent with an Equipment Access Agreement;

(k) Liens on Property that constitutes Collateral securing Indebtedness permitted pursuant to Section 10.2.1(l)(ii) so long as such Lien is junior and subordinated, on terms and conditions satisfactory to Agent, to the Liens granted in favor of Agent;

(l) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the Ordinary Course of Business in respect of obligations not overdue;

(m) Liens on farm products purchased by a Borrower or Subsidiary that have been granted by the sellers of such farm products to secured creditors of such seller, provided that such Borrower or Subsidiary has complied with Sections 9.1.28 and 10.1.12 of this Agreement with respect to such Liens; and

(n) Liens on Receivables Assets and Supply Chain Financing Deposit Accounts, in each case, in favor of a Lender or an Affiliate thereof and securing Supply Chain Financings permitted under Section 10.2.1(i).

10.2.3. Distributions; Upstream Payments.

(a) Declare or make any Distributions, except (i) Upstream Payments, (ii) other Distributions in an aggregate amount not to exceed $50,000 in any Fiscal Year, and (iii) other Distributions if at the time such Distribution is made (both before and after giving effect thereto) either (A)(1) Availability (calculated on a pro forma basis determined in a manner acceptable to Agent) on such date and for each of the 30 days preceding such Distribution is not less than 15% of the Line Cap, (2) the Fixed Charge Coverage Ratio (determined on a pro forma basis in a manner acceptable to Agent) is not less than 1.0 to 1.0, and (3) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof or (B)(1) Availability (calculated on a pro forma basis determined in a manner acceptable to Agent) on such date and for each of the 30 days preceding such Distribution is not less than 17.5% of the Line Cap and (2) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof; or

(b) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Effective Date as shown on Schedule 9.1.15.

10.2.4. Restricted Investments. Make any Restricted Investment.

10.2.5. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.6. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; so long as such advances do not exceed $1,000,000 in the aggregate at any time outstanding; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.

10.2.7. Restrictions on Payment of Certain Indebtedness. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent (i) permitted under any subordination agreement relating to such Indebtedness and (ii) no Default or Event of Default exists or would result therefrom; or (b) Indebtedness (other than the Obligations) prior to its due date under the agreements evidencing such Indebtedness as in effect on the Effective Date (or as amended thereafter with the consent of Agent), unless made in connection with refinancing of such Indebtedness permitted under Section 10.2.1.

10.2.8. Fundamental Changes.

(a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (i) for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower, provided (x) the Parent has provided Agent with not less than thirty (30) days’ prior written notice of such event, (y) if any such merger or consolidation involves an Obligor, an Obligor is the continuing or surviving Person and (z) the continuing or surviving Obligor executes and delivers all documents and agreements reasonably requested by Agent in connection therewith, or (ii) in connection with a Permitted Acquisition; or

(b) Change its name or conduct business under any fictitious name in either case without thirty (30) days’ prior notice to the Agent and without entering into amendments to the Loan Documents reasonably requested by the Agent, change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.9. Subsidiaries. Form or acquire any Subsidiary after the Effective Date, except in accordance with Sections 10.1.9 and 10.2.4; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.10. Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner adverse to the Agent and the Lenders.

10.2.11. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.12. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.13. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Effective Date; (b) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.14. Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15. Conduct of Business. Engage in any business, other than its business as conducted on the Effective Date or any substantially similar or complementary business and any activities incidental thereto.

10.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.6; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Effective Date, as shown on Schedule 10.2.16; (f) transactions with Dundee upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, consistent with Dundee’s role as a wholly-owned Subsidiary of Parent, the sole business of which is to provide insurance to Parent and its Subsidiaries; and (g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.17. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Effective Date and set forth on Schedule 10.2.17, and other than through a transaction that would otherwise be a Permitted Acquisition.

10.2.18. Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Indebtedness, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or the weighted average life to maturity or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.19. Sale and Leaseback. Except with respect to Delayed Lease Financing, enter into any arrangement, directly or indirectly, whereby a Borrower or any Subsidiary of a Borrower shall sell or transfer any property owned by it in order for a Borrower or a Subsidiary of a Borrower to lease such property or lease other property that a Borrower or a Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred other than to the extent the aggregate fair market value of all such property sold from and after the Effective Date does not exceed $20,000,000.

10.2.20. [Intentionally Omitted].

10.2.21. Subsidiary Business.

(a) Except as set forth on Schedule 10.2.21, permit Seneca Foods International, Ltd., Gray Glace Products Company, Lebanon Valley Cold Storage, LLC, Lebanon Valley Cold Storage, LP, Friday U.K., Limited, Seneca Foods, LLC, a Delaware limited liability company, nor Cannacan Inc., a Delaware corporation, to engage in any business or have any assets.

(b) Permit Dundee to engage in any business or have any assets, other than the business of providing insurance to Parent and its Subsidiaries and the maintaining of assets directly related thereto.

10.3 Financial Covenants.

As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of four Fiscal Quarters ending during and for the period ending immediately before (a) commencing on the day that an Event of Default occurs, or the day that Availability is less than the greater of (i) 10% of the Commitments then in effect and (ii) $30,000,000, in each case under clauses (i) and (ii), (A) for five (5) consecutive Business Days if occurring during the period commencing on June 1st through and including July 31st or during the period commencing September 1st through and including October 31st in each Fiscal Year or (B) at any time if occurring during any other calendar month and (b) continuing until no Event of Default exists and Availability is the greater of (i) 10% of the Commitments then in effect and (ii) $30,000,000, in each case under clauses (i) and (ii) for twenty-one consecutive calendar days.

10.3.2. Minimum Availability. Maintain average Availability of at least $150,000,000 (or such lesser amount as Agent may agree in writing in its discretion), both before and after giving effect to any repayment of the Term A-1 Loan, for the 30 day period immediately prior thereto (as if consummated at the beginning of such 30 day period).

SECTION 11. GUARANTY.

11.1 Guaranty of Payment and Performance.

As each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit by Agent and the other Secured Parties to the Borrowers, for value received and hereby acknowledged, and as an inducement to the Lenders to make the Loans, each Guarantor hereby absolutely, unconditionally and jointly and severally with the other Guarantors guarantees to Agent and the other Secured Parties the full and punctual payment when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty contained herein is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Agent, Issuing Bank, or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. If an Event of Default shall occur, the obligations of each Guarantor hereunder with respect to such Obligations in default shall become immediately due and payable to Agent and the other Secured Parties, without demand or notice of any nature, all of which are expressly waived by such Guarantor. Payments by the Guarantors hereunder may be required by Agent or any Lender on any number of occasions. Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the Obligations under and in respect of this Agreement.

11.2 The Guarantors’ Agreement to Pay Enforcement Costs, etc.

Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Agent and the other Secured Parties, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by Agent and the other Secured Parties in connection with the Obligations, this Guaranty contained herein and the enforcement thereof, together with interest on amounts recoverable under this Section from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in this Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under Applicable Law, then such interest shall be reduced to such maximum permitted amount.

11.3 Waivers by Guarantors; Agent’s and Secured Parties’ Freedom to Act.

Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent and the other Secured Parties with respect thereto. Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Agent, Issuing Bank, or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation, amendments or modifications of any of the terms or provisions of this Agreement, the Notes, the other Loan Documents, any Bank Product, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation, (e) the adequacy of any rights which Agent or the other Secured Parties may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which Agent, Issuing Bank, or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent Agent and the other Secured Parties from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after Agent’s or such Secured Party’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by Agent or the other Secured Parties.

11.4 Unenforceability of Obligations Against Borrowers.

If for any reason a Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from such Borrower by reason of such Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

11.5 Subrogation; Subordination.

Until Full Payment of the Obligations, no Guarantor shall exercise any rights against the Borrowers arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Agent and the other Secured Parties or such affiliate in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Guarantor will not claim any setoff, recoupment or counterclaim against the Borrowers in respect of any liability of such Guarantor to any Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by Agent and/or the other Secured Parties or any such affiliate. The payment of any amounts due with respect to any indebtedness of any Borrowers now or hereafter owed to any Guarantor is hereby subordinated to the prior payment in full of all of the Obligations and any and all other obligations of the Borrowers to Agent and the other Secured Parties or any affiliate of Agent and the other Secured Parties. Each Guarantor agrees that, after the occurrence of any Default or Event or Default, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Borrower to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for Agent and the other Secured Parties and be paid over to Agent for the benefit of Secured Parties on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

11.6 Termination; Reinstatement.

This Guaranty shall remain in full force and effect until Agent and the other Secured Parties are given written notice of each Guarantor’s intention to discontinue the guaranty contained herein, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of Agent at the address of Agent for notices set forth in this Agreement. No such notice shall affect any rights of Agent or the other Secured Parties or of any affiliate of Agent or the other Secured Parties hereunder, including without limitation the rights set forth in Sections 11.3 and 11.5, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued after the receipt of such notice pursuant to this Agreement (including any Loans that the other Secured Parties may make at a time when they may have the right hereunder not to make such Loans), any Bank Product, or any other contract or commitment in existence prior to such receipt, all of which Obligations shall continue to be unconditionally guaranteed by such Guarantor. All checks, drafts, notes, instruments (negotiable or otherwise) and writings made by or for the account of the Borrowers and drawn on Agent or any Lender or any of its administrative agents purporting to be dated on or before the date of receipt of such notice, although presented to and paid or accepted by Agent or such Lender after that date, shall form part of the Obligations and shall continue to be unconditionally guaranteed by each Guarantor. The Guaranty contained herein shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, all as though such payment had not been made or value received.

11.7 Contribution.

To the extent a Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of the Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the Full Payment of the Obligations.

SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

12.1 Events of Default.

Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect (or, if such representation, warranty, or statement is already qualified by materiality or by Material Adverse Effect in the text thereof, in any respect) when given;

(c) An Obligor breaches or fail to perform any covenant contained in Section 2.1.3, 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.1.11, 10.1.12, 10.1.14, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant or undertaking contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under any Swap, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Indebtedness (other than the Obligations) in excess of $25,000,000, if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order becomes effective within 60 days of the entry of such judgment or order, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs in violation of the terms of this Agreement; or Borrowers and Subsidiaries taken as a whole are not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $1,000,000 in the aggregate (or annual payments in excess of $1,000,000 in the aggregate in the case of withdrawal liability payments to a Multiemployer Plan), or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due (or within any available cure period) any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) A Change of Control occurs;

(n) [intentionally omitted];

(o) [intentionally omitted]; or

(p) any PACA Claim, PACA Claims or claim or claims under the California Producer’s Lien Law in excess of $5,000,000 individually or in the aggregate is asserted against any Borrower or any Subsidiary of a Borrower.

12.2 Remedies upon Default.

If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable, the Obligors shall Cash Collateralize the Letter of Credit Usage, Secured Bank Product Obligations, and other Obligations that are contingent or not yet due and payable, and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize the Letter of Credit Usage, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may, at the direction of the Required Lenders, purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may, at the direction of the Required Lenders, credit bid and set off the amount of such price against the Obligations.

12.3 License.

Agent is hereby granted an irrevocable, non-exclusive license or other right to, while an Event of Default exists, use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

12.4 Setoff.

At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

12.5 Remedies Cumulative; No Waiver.

12.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

12.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank, or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 13. AGENT.

13.1 Appointment and Authorization of Agent. Each Secured Party hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Secured Parties on the conditions contained in this Section 13. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Secured Party hereby further authorizes (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Secured Parties agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Loans, for itself or on behalf of Issuing Bank or Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Agent, Issuing Bank, and the Lenders with respect to any Obligor or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

13.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

13.3 Liability of Agent. None of the Agent Indemnitees shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to Issuing Bank or any of the Lenders (or Secured Bank Product Providers) for any recital, statement, representation or warranty made by any Obligor or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Indemnitee shall be under any obligation to Issuing Bank or any Lenders (or Secured Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Obligor or its Subsidiaries. No Agent Indemnitee shall have any liability to Issuing Bank, any Lender, and Obligor or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or Applicable Law or regulation.

13.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to Issuing Bank or any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Issuing Banks or the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Issuing Banks and the Lenders (and, if it so elects, the Secured Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Issuing Banks and all of the Lenders (and Secured Bank Product Providers).

13.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 13.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 12.2; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

13.6 Credit Decision. Issuing Bank and each Lender (and Secured Bank Product Provider) acknowledges that none of the Agent Indemnitees has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Obligor and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent Indemnitee to Issuing Bank or any Lender (or Secured Bank Product Provider). Issuing Bank and each Lender represents (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent Indemnitee and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Issuing Bank and each Lender also represents (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent Indemnitee and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Issuing Banks or Lenders by Agent, Agent shall not have any duty or responsibility to provide Issuing Bank or any Lender (or Secured Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent Indemnitees. Issuing Bank and each Lender acknowledges (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide Issuing Bank or such Lender (or Secured Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which Issuing Bank or such Lender became a party to this Agreement (or such Secured Bank Product Provider entered into a Secured Bank Product Agreement).

13.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent, Issuing Bank, or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Issuing Bank or Lenders (or Secured Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Obligors and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent Indemnitees (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Claims; provided, that no Lender shall be liable for the payment to any Agent Indemnitee of any portion of such Claims resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive Full Payment of the Obligations and the resignation or replacement of Agent.

13.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Obligor and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the Issuing Banks or the Lenders. Each Secured Party (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding an Obligor or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Obligor or such other Person and that prohibit the disclosure of such information to the Issuing Banks or the Lenders (or Secured Bank Product Providers), and each Secured Party acknowledges (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

13.9 Successor Agent. Agent may resign as Agent upon 30 days’ (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower Agent (unless such notice is waived by Borrower Agent or a Default or Event of Default has occurred and is continuing) and without any notice to the Secured Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower Agent (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Issuing Banks and the Lenders (and the Secured Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank, such resignation shall also operate to effectuate its resignation as Issuing Bank, and it shall automatically be relieved of any further obligation to issue Letters of Credit. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower Agent, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower Agent (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

13.10 Lender in Individual Capacity. Issuing Bank or any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Obligor and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Issuing Bank or such Lender were not Issuing Bank or a Lender hereunder without notice to or consent of any other Secured Party. Each Secured Party acknowledges (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Issuing Bank and such Lender and its respective Affiliates may receive information regarding a Obligor or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Obligor or such other Person and that prohibit the disclosure of such information to the Issuing Banks and the Lenders, and the Issuing Banks and the Lenders acknowledge (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

13.11 Collateral Matters

13.11.1. Each Secured Party hereby irrevocably authorizes (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon Full Payment of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 10.2(e) (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Obligor or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to an Obligor or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 13. The Obligors, the Issuing Banks, and the Lenders hereby irrevocably authorize (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (1) the Obligations owed to the Issuing Banks, the Lenders and the Secured Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Issuing Banks, the Lenders, and the Secured Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (2) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Issuing Banks, the Lenders, and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Secured Bank Product Obligations not entitled to the application set forth in Section 5.6(b)(viii) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Issuing Banks, the Lenders, and Secured Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Secured Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Secured Bank Product Providers). Upon request by Agent or Borrower Agent at any time, the Lenders will (and if so requested, the Secured Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 13.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Secured Party further hereby irrevocably authorizes (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (I) to the holder of any Purchase Money Lien on such property if permitted hereunder and (II) to the extent Agent has the authority under this Section 13.11 to release its Lien on such property. Notwithstanding the provisions of this Section 13.11, Agent shall be authorized, without the consent of Issuing Bank or any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

13.11.2. Agent shall have no obligation whatsoever to any Secured Party (i) to verify or assure that the Collateral exists or is owned by a Obligor or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, except as otherwise expressly provided herein.

13.12 Restrictions on Actions by Lenders; Sharing of Payments.

13.12.1. Issuing Bank and each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by Issuing Bank or such Lender to any Obligor or its Subsidiaries or any deposit accounts of any Obligor or its Subsidiaries now or hereafter maintained with Issuing Bank or such Lender. Issuing Bank and each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Obligor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

13.12.2. If, at any time or times Issuing Bank or any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by Issuing Bank or such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata share of all such distributions by Agent, Issuing Bank or such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of the Secured Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the Issuing Banks and the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

13.13 Agency for Perfection. Agent hereby appoints each other Secured Party (and each Secured Party hereby accepts (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should Issuing Bank or any Lender obtain possession or control of any such Collateral, Issuing Bank or such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

13.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Issuing Banks or the Lenders (or Secured Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

13.15 Concerning the Collateral and Related Loan Documents. Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each Secured Party agrees (and by entering into a Secured Bank Product Agreement, each Secured Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

13.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, Issuing Bank and each Lender:

13.16.1. is deemed to have requested that Agent furnish each such Lender, promptly after it becomes available, a copy of each field examination report respecting any Obligor or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

13.16.2. expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

13.16.3. expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Obligors and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

13.16.4. agrees to keep all Reports and other material, non-public information regarding the Obligors and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 15.13, and

13.16.5. without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent, Issuing Bank, and any other Lender preparing a Report harmless from any action the indemnifying Issuing Bank or Lender may take or fail to take or any conclusion the indemnifying Issuing Bank or Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Issuing Bank or Lender has made or may make to Borrowers, or the indemnifying Issuing Bank’s or Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, Issuing Bank, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent, Issuing Bank, and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Issuing Bank or Lender.

13.16.6. In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Obligor or its Subsidiaries to Agent that has not been contemporaneously provided by such Obligor or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Obligor or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Obligor or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

13.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 13.7, none of Agent, Issuing Bank, nor any Lender shall have any liability for the acts of any other Agent, Issuing Bank, or any Lender. Neither Issuing Bank nor any Lender shall be responsible to any Borrower or any other Person for any failure by any other Person to fulfill its obligations to make credit available hereunder, nor to advance for any other Person or on its behalf, nor to take any other action on behalf of any other Person hereunder or in connection with the financing contemplated herein.

13.18 Lead Arranger, Syndication Agent, and Documentation Agent. Each of the Lead Arranger, Syndication Agent, and Documentation Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, or as Issuing Bank. Without limiting the foregoing, each of the Lead Arranger, Syndication Agent, and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Obligor. Each Lender, Agent, Issuing Bank, and each Obligor acknowledges that it has not relied, and will not rely, on the Lead Arranger, Syndication Agent, and Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Lead Arranger, Syndication Agent, and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

13.19 Certain ERISA Matters.

13.19.1. Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

13.19.2. Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS.

14.1 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Issuing Bank, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2 Participations.

14.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution other than a Defaulting Lender (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

14.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and Letter of Credit Usage. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

14.2.4. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.12 as if such Participant were a Lender.

14.3 Assignments.

14.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $2,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $2,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank,; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

14.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

14.3.3. Certain Assignees. No assignment may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall only be effective upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or subparticipations, or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and Letter of Credit Usage. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

14.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and Letter of Credit Usage owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

14.4 Replacement of Certain Lenders.

If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, or (c) within the last 120 days requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 15. MISCELLANEOUS.

15.1 Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders (or by the Agent with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to Issuing Bank, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6, 7.1 (except to add Collateral), 13.12, or 15.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) to the extent that any such modification would result in more credit being made available to Borrowers based upon the Borrowing Base, Pro Rata or Required Lenders; (iii) increase any advance rate; (iv) release Collateral with a book value greater than $20,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (v) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release, except as currently contemplated by the Loan Documents; or

(e) without the prior written consent of each Lender directly and adversely affected thereby, (i) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, other than, in each case, (A) Indebtedness that is expressly permitted by this Agreement as of the Effective Date to be senior to the Obligations or to be secured by a Lien that is senior to the Liens securing the Obligations or (B) any “debtor-in-possession” financing (or similar financing under applicable law and including use of cash collateral with respect to such financing) provided to any Obligor in an Insolvency Proceeding by any Lender or any group of Lenders; provided that each affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of such financing.

15.1.2. Limitations. Notwithstanding anything in any Loan Document to the contrary, (a) in connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (provided, Agent will promptly notify Borrower Agent and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR); (b) no agreement of any Obligor shall be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves; (c) any modification contemplated by Section 3.6 in connection with a Benchmark Transition Event shall be effective as contemplated by such Section; (d) only the consent of the parties to the Fee Letter shall be required to modify such agreement; (e) a Defaulting Lender shall have no right to vote on any modification of a Loan Document, except as provided in Section 15.1.1(c); (f) the Agent and the Borrower Agent may modify any provision of any Loan Document to cure any ambiguity, omission, mistake, typographical error, or other defect, and (g) Agent, Borrower, and the applicable Issuing Bank may modify such Issuing Bank’s Individual Letter of Credit Sublimit. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3. Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, (a) unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent, or (b) except as otherwise contemplated by Sections 2.1.7 or 2.1.8.

15.2 Indemnity.

EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

15.3 Notices and Communications.

15.3.1. Notice Address. Subject to Section 4.1.4, all communications by or to a party hereto shall be in writing and shall be given to any Obligor at Borrower Agent’s address shown on its signature page hereto, to Agent at its address shown on its signature page hereto, or to any other Person at its address shown in its administrative questionnaire on file with Agent (or, in the case of a Person who becomes a Lender after the Effective Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address; or (d) if given by electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1. shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

15.3.2. Non-Conforming Communications. Agent and Lenders may rely upon any communication purportedly given by or on behalf of any Obligor even if it was not made in a manner specified herein, was incomplete or was not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier communication. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

15.4 Performance of Borrowers’ Obligations.

Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5 Credit Inquiries.

Each Borrower hereby authorizes Agent, Issuing Bank, and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6 Severability.

Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid, illegal, or unenforceable under Applicable Law, it shall be ineffective only to the extent of such invalidity, illegality, or unenforceability and the remaining provisions of the Loan Documents shall remain in full force and effect. The invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

15.7 Cumulative Effect; Conflict of Terms.

The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

15.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15.10 Relationship with Lenders.

The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

15.11 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

15.12 Confidentiality.

15.12.1. Confidential Information. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors, attorneys, accountants, auditors, and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law. Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Obligors and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

15.12.2. The Platform. Each Obligor agrees that Agent may make materials or information provided by or on behalf of Obligors hereunder (collectively, “Borrower Materials”) available to the Lenders by posting communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent Indemnitees have any liability to the Obligors, Issuing Bank, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Obligor further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Obligors or their securities). The Obligors shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

15.13 GOVERNING LAW.

UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

15.14 BAIL-IN OF EEA FINANCIAL INSTITUTIONS

15.14.1. Forum.

EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

15.14.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.14.3. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

15.15 Acknowledge Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

15.16 Waiver of Jury Trial; Other Waivers by Obligors.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR WAIVES THE RIGHT TO TRIAL BY JURY (WHICH AGENT, ISSUING BANK, AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL. EACH OF AGENT, ISSUING BANK, EACH LENDER, AND EACH OBLIGOR HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. To the fullest extent permitted by Applicable Law, each Obligor waives (a) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (b) notice prior to taking possession or control of any Collateral; (c) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (f) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors.

15.17 Patriot Act Notice.

Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and, other than with respect to Parent, owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law and Beneficial Ownership Regulation.

15.18 Effective Date.

This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.

15.19 NO ORAL AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

15.20 Erroneous Payments.

15.20.1. Each Lender, each Issuing Bank, each other Secured Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Secured Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Secured Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Secured Bank Product Provider (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 15.20.1, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

15.20.2. Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

15.20.3. In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

15.20.4. In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 14 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

15.20.5. Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 15.20 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Obligor for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

15.20.6. Each party’s obligations under this Section 15.20 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

15.20.7. The provisions of this Section 15.20 to the contrary notwithstanding, (i) nothing in this Section 15.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

15.21 Secured Bank Product Providers.

Each Secured Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Secured Bank Product Providers and, by virtue of entering into a Secured Bank Product Agreement, the applicable Secured Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Secured Bank Product Provider under the Loan Documents consist exclusively of such Secured Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Secured Bank Product Provider, by virtue of entering into a Secured Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Secured Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Secured Bank Product Provider unless such Secured Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Secured Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Secured Bank Product Provider is the amount last certified to Agent by such Secured Bank Product Provider as being due and payable (less any distributions made to such Secured Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Secured Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Secured Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Secured Bank Product Provider is in the sole and absolute discretion of such Secured Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

[Continued on following page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

SENECA FOODS CORPORATION

By:	/s/ Michael Wolcott
Name:	Michael Wolcott
Title:	Chief Financial Officer

Address: 350 Willow Brook Office Park Fairport, NY 14450
Attn:	Michael Wolcott
Facsimile:	N/A
Email:	mwolcott@senecafoods.com

SENECA SNACK COMPANY

By:	/s/ Michael Wolcott
Name:	Michael Wolcott
Title:	Treasurer

GREEN VALLEY FOODS, LLC

By:	/s/ Michael Wolcott
Name:	Michael Wolcott
Title:	Treasurer

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

GUARANTORS:

MARION FOODS, INC.

By:	/s/ Michael Wolcott
Name:	Michael Wolcott
Title:	Treasurer

PORTLAND FOOD PRODUCTS COMPANY

By:	/s/ Michael Wolcott
Name:	Michael Wolcott
Title:	Treasurer

GRAY & COMPANY

By:	/s/ Michael Wolcott
Name:	Michael Wolcott
Title:	Treasurer

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, Lender, Issuing Bank, and Lead Arranger

By:	/s/ Andrew Dilley
Name:	Andrew Dilley
Title:	Authorized Signatory

Address: Two Logan Square 100 N. 18th Street, 21st Floor Philadelphia, PA 19103
Attn:	Jennifer Avrigian
Facsimile:	N/A
Email:	jennifer.avrigian@wellsfargo.com

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

TD Bank, N.A., as a Lender

By:	/s/ Edmundo Kahn
Name:	Edmundo Kahn
Title:	Vice-President

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

Manufacturers and Traders Trust Company,
as a Lender

By:	/s/ Ryan Feltner
Name:	Ryan Feltner
Title:	Senior Vice President

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ John R. LePage
Name:	John R. LePage
Title:	Vice President

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

BANK OF AMERICA, N.A., as a Lender and an
Issuing Bank

By:	/s/ Matthew Bourgeois
Name:	Matthew Bourgeois
Title:	Senior Vice President

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

Cooperatieve Rabobank U.A., New York Branch,
as a Lender

By:	/s/ Jennifer Smith
Name:	Jennifer Smith
Title:	Executive Director

By:	/s/ Drew Prather
Name:	Drew Prather
Title:	Vice President

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]

CITIBANK, N.A., as a Lender

By:	/s/ William Moul
Name:	William Moul
Title:	Authorized Signatory

[SENECA FOODS—LOAN AND SECURITY AGREEMENT]